UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Duff & Phelps Corporation
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55 East 52nd Street, 31st Floor
 New York, New York 10055

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 19, 2012

The Annual Meeting of Stockholders of Duff & Phelps Corporation (the "Company") will be held at the corporate headquarters of the Company, at 55 East 52nd Street, 31st Floor, New York, NY 10055, on April 19, 2012, at 9:00 AM, Eastern Daylight Saving Time, for the following purposes:

1)	To elect nine (9) directors to the board of directors;
2)	To approve the Company's Executive Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code of 1986;
3)	To approve amendments to the Company's Amended and Restated 2007 Omnibus Stock Incentive Plan;
4)	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012; and
5)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on February 21, 2012 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to submit their proxy, which is solicited on behalf of the board of directors, by any of the following methods: via Internet at www.proxyvote.com, by telephone at 1-800-690-6903, or if you request written materials, by signing and dating the proxy card sent to you and returning it in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

New York, New York
March 5, 2012

By order of the Board of Directors

Edward S. Forman, Secretary

DUFF & PHELPS CORPORATION

PROXY STATEMENT
FOR
 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2012 Annual Meeting of Stockholders of Duff & Phelps Corporation (the "Company," "Duff & Phelps," "we" or "us"). The 2012 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, April 19, 2012 at 9:00 AM, Eastern Daylight Saving Time, at the corporate headquarters of the Company, at 55 East 52nd Street, 31st Floor, New York, NY 10055. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 6, 2012.

Information Concerning Solicitation and Voting

Distribution and Electronic Availability of Proxy Materials
We continue to take advantage of the Securities and Exchange Commission ("SEC") rules that allow companies to furnish proxy materials to stockholders via the Internet. If you were mailed a Notice of Internet Availability of proxy materials ("Notice"), you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy material including this proxy statement, the proxy card or voting instruction card and the 2011 Annual Report to Stockholders (the "2011 Annual Report") as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials in the paragraph below and included in the Notice. We plan to mail the Notice to stockholders on or about March 6, 2012. We will continue to mail a printed copy of the Proxy Materials to certain stockholders and we expect that mailing to begin on or about March 6, 2012.

We first made available the proxy solicitation materials at www.proxyvote.com on or around March 5, 2012 to all stockholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy materials and/or directions to the meeting site by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. The 2011 Annual Report was made available at the same time and by the same methods.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 19, 2012: The proxy statement and our 2011 Annual Report are available at www.proxyvote.com.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. Requests should be addressed to Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055, Attention: Investor Relations, or by calling (212) 871-2000.

General Information about the Meeting

Quorum and Voting Requirements
The Company has two classes of common stock, Class A common stock and Class B common stock. The two classes of common stock vote together as one class on all matters that may come before the Annual Meeting. Each share of Class A and Class B common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on February 21, 2012 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 31,579,506 shares of Class A common stock and 10,487,920 shares of Class B common stock issued and outstanding.

The proxy is solicited from the holders of record of the Class A and Class B common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail or Internet prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company's Class A and Class B common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. If you sign and return your proxy card without any voting instructions with respect to Proposals 1, 2 and 3, your proxy will not be considered for purposes of the election of the director nominees listed in Proposal 1, or the approval of the executive compensation plan for the purposes of Section 162(m) of the Internal Revenue Code of 1986 under proposal 2, or the amendments to the Duff & Phelps Amended and Restated Omnibus Stock Incentive Plan listed in Proposal 3.

If you sign and return your proxy card without any voting instructions with respect to Proposal 4, your shares will be voted "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012, and will be voted in the discretion of the proxy holders to the extent permitted by the rules of the New York Stock Exchange (the "NYSE") on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof. The directors expect shares of Class A and Class B common stock held by executive officers and directors of the Company will be voted "FOR" the election of the director nominees listed in Proposal 1, and "FOR" Proposals 2, 3 and 4.

A quorum consisting of at least a majority of Class A and Class B common stock issued and outstanding and entitled to vote taken together as a single class must be present at the meeting represented in person or by proxy for any business to be conducted. Abstentions and broker non-votes will be considered present at the meeting for purposes of determining a quorum.

Effect of Not Casting Your Vote
If you hold your shares in street name, you are receiving a voting instruction form which enables you to instruct your bank, broker, or other nominee as to how to vote your shares. Under New York Stock Exchange ("NYSE") rules, brokers are permitted to exercise discretionary voting authority on "routine" matters when voting instructions are not received from a beneficial owner ten days prior to the shareholder meeting. The only "routine" item on this year's Meeting agenda is Proposal 4 of this proxy statement (ratification of the Company's independent registered public accounting firm).

Accordingly, if you hold your shares in street name, and you wish to have your shares voted on all items in this proxy statement, please complete and return your voting instruction form. If you do not submit your voting instructions, your shares will not be voted on any items with the exception that your broker may vote in its discretion on Item 4. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors
The Company's By-laws provide that the Company's board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Currently, the size of the board of directors is fixed at nine (9) directors. At the Annual Meeting, nine (9) directors will be elected to serve until our next annual meeting and until their successors are duly elected and qualified.

The board of directors has nominated Noah Gottdiener, Robert M. Belke, Peter W. Calamari, William R. Carapezzi, John A. Kritzmacher, Harvey M. Krueger, Sander M. Levy, Jeffrey D. Lovell and Gordon A. Paris for election as directors at the Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Messrs. Gottdiener, Belke, Calamari, Carapezzi, Kritzmacher, Krueger, Levy, Lovell and Paris might be unavailable to serve as directors, and each has expressed an intention to serve, if elected. If any of Messrs. Gottdiener, Belke, Calamari, Carapezzi, Kritzmacher, Krueger, Levy, Lovell and Paris are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of Class A and Class B common stock voting together as a single class, present in person or represented by proxy at the Annual Meeting once a quorum is present. Abstentions and "broker non-votes," if any, will have no impact on the election of directors once a quorum is present. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Messrs. Gottdiener, Belke, Calamari, Carapezzi, Kritzmacher, Krueger, Levy, Lovell and Paris as directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. GOTTDIENER, BELKE, CALAMARI, CARAPEZZI, KRITZMACHER, KRUEGER, LEVY, LOVELL AND PARIS AS DIRECTORS.

The table below sets forth certain information regarding the directors of the Company.

Name	Age	Principal Occupation	Director Since
Noah Gottdiener	55	Chairman of the Board, Chief Executive Officer & President	2007
Robert M. Belke	41	Director	2007
Peter W. Calamari	37	Director	2007
William R. Carapezzi	54	Director	2007
John A. Kritzmacher	51	Director	2011
Harvey M. Krueger	82	Director	2007
Sander M. Levy	50	Director	2007
Jeffrey D. Lovell	59	Director	2007
Gordon A. Paris	58	Director	2012

Noah Gottdiener served as the chief executive officer and a member of the board of managers of Duff & Phelps Acquisitions, LLC ("D&P Acquisitions"), a subsidiary of the Company, from September 2005, when D&P Acquisitions was formed in connection with the acquisition of Standard & Poor's Corporate Value Consulting ("CVC") by Duff & Phelps (the "CVC Acquisition"), until September 2007. Prior to that, Mr. Gottdiener was chief executive officer and a member of the board of managers of Duff & Phelps Holdings, LLC ("D&P Holdings") from March 2004, when he led the acquisition of Duff & Phelps, LLC from Webster Financial Corporation ("Webster"), until September 2005. Mr. Gottdiener currently serves as the chief executive officer, president and the chairman of the board of directors of the Company. Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC, a mergers and acquisitions ("M&A") advisory firm focused on middle market companies. Previously, Mr. Gottdiener was a Partner of Thomas Weisel Partners and Furman Selz LLC, and a managing director at Lehman Brothers, Inc., where he began his career. Mr. Gottdiener has more than 20 years of investment banking origination, execution and management experience. Mr. Gottdiener sits on the advisory board of the National Outdoor Leadership School and is a member of the advisory council of the mathematics department of Princeton University. Mr. Gottdiener received his B.A. from Princeton University and an M.B.A. from Harvard Business School.

Robert M. Belke served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Belke was a member of the board of managers of D&P Holdings from March 2004. He is also a managing director of Lovell Minnick Partners LLC. Mr. Belke has worked for Lovell Minnick Partners LLC and its predecessor firm since 2000. Prior to joining Lovell Minnick Partners, he was an associate in the Private Equity Group at Teachers Insurance and Annuity Association--College Retirement Equities Fund. Mr. Belke received his B.B.A. degree in Finance and Accounting from the University of Wisconsin and an M.B.A. with honors in Finance and Accounting from the University of Chicago. Mr. Belke has served on the governing boards of Denali Advisors, LLC, UNX, Inc. and Westcap Investors LLC, and currently serves on the board of directors of PlanMember Financial Corporation and First Allied Holdings, Inc.

Peter W. Calamari has served as a member of the board of directors of the Company since 2007. He is also a managing director of Platte River Ventures, which he joined in 2008. Prior to joining Platte River Ventures, Mr. Calamari was with Vestar Capital Partners from 1999 to 2008. Prior to that role, he was a member of the M&A group at Merrill Lynch. Mr. Calamari received his B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Calamari has served as a director of the Solo Cup Company (and also as a member of its audit committee) and currently serves on the board of directors of ACT Independent Turbo Services, Inc., CarBer Testing Services, Global X-Ray & Testing, Inc., Hetsco Inc, the Colorado Coalition for the Homeless, and the Colorado I Have a Dream Foundation.

William R. Carapezzi served as a member of the board of managers of D&P Acquisitions from July 2007 until September 2007, and currently serves as a member of the board of directors of the Company and is the Company's lead non-management director. In 2008, he joined Pfizer, Inc. as its senior vice president - tax, and in January 2012 assumed the role of senior vice president - global financial solutions and corporate tax. Prior to joining Pfizer, Inc., Mr. Carapezzi served as the senior vice president, general counsel, chief compliance officer and corporate secretary of Lucent Technologies Inc. from 2004 to 2006. Prior to that role, he was vice president of Global Tax and Trade of Lucent Technologies Inc. from 2002 to 2004. Mr. Carapezzi received his B.S. in Accounting from Fairfield University, his J.D. from Western New England School of Law, and his L.L.M. in Taxation from New York University School of Law.

John A. Kritzmacher serves as a member of the board of directors of the Company. Mr. Kritzmacher served as executive vice president and chief financial officer of Global Crossing, a global provider of IP-based telecommunications solutions, from October 2008 to October 2011. Prior to his role at Global Crossing, Mr. Kritzmacher served as chief financial officer at Lucent Technologies. Additionally, Mr. Kritzmacher held a range of other leadership positions during his 10 years at Lucent, including senior vice president and corporate controller. After playing a key role in planning and executing Lucent's merger with Alcatel in 2006, he also became chief operating officer of the Services Business Group at Alcatel-Lucent. Prior to that, Mr. Kritzmacher held financial and operational roles at Lucent's predecessor, AT&T Network Systems. Mr. Kritzmacher earned his B.B.A. in Mathematics and Economics at Dartmouth College and his M.B.A. in Accounting at the New York University Stern School of Business. Mr. Kritzmacher has served on the board of directors for wireless technology provider InterDigital since June 2009.

Harvey M. Krueger served as a member of the board of managers of D&P Acquisitions from 2006 until September 2007, and currently serves as a member of the board of directors of the Company. Mr. Krueger is vice chairman of Barclays Capital and until 2008 he served as vice chairman emeritus of Lehman Brothers. He had been involved with that firm and Kuhn Loeb & Co, one of its constituent firms, since 1959. Mr. Krueger served as a member of the board of directors of Automatic Data Processing, Inc., a publicly traded company from 1968 to 2007, as well as Chaus, Inc., and Stockton Partners, Inc., and currently serves as a director of Hansard Global plc and chairman of the Board of Governors of Tel Aviv University. In addition, Mr. Krueger is former chairman of the Peres Center for Peace, former chairman of Cooper-Hewitt National Design Museum of the Smithsonian Institution, former and honorary chairman of the Hebrew University of Jerusalem and a member of the board of directors of Beth Israel Medical Center (NY) and Continuum Health Partners.

Sander M. Levy served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. He is also a managing director of Vestar Capital Partners and was a founding partner of Vestar Capital Partners at its inception in 1988. Previously, he was a member of the Management Buyout Group of The First Boston Corporation. In addition to a number of boards of directors of private companies, Mr. Levy serves as a director of two public companies, Symetra Financial Corporation (2004 to present) and Validus Holdings, Ltd. (2005 to present). Mr. Levy received a B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia University.

Jeffrey D. Lovell served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Lovell was a member of the board of managers of Duff & Phelps Holdings, LLC, from March 2004. He is also chairman and chief executive officer of Lovell Minnick Partners LLC, which he co-founded in 1999. Prior to founding Lovell Minnick Partners LLC, Mr. Lovell was the co-founder and president of Putnam Lovell Securities, now a part of Jefferies & Co. Inc., in 1987 following twelve years at SEI Investments where he held executive and operating positions. Mr. Lovell received a B.S.B.A. from the Leeds School of Business at the University of Colorado. Mr. Lovell has served on the governing boards of ALPS Holdings Inc., Berkeley Capital Management LLC, Centurion Capital Group Inc., Matthews International Capital Management, LLC, PlanMember Financial Corporation, Stein Roe Investment Counsel LLC, Van Deventer & Hoch, UNX, Inc., Westcap Investors LLC, and serves on the board of managers of Leerink Swann Holdings, LLC, and on the board of directors of Mercer Advisors Inc.

Gordon A. Paris serves as a member of the board of directors of the Company. Mr. Paris has acted as a self-employed business consultant since 2008, serving on corporate boards of directors and providing financial and strategic advisory services and interim management services, including service as the interim president of MediaNews Group, Inc. from January 2011 to October 2011. Previously, Mr. Paris served as managing director and head of the Media and Telecommunications Group of Berenson & Company from 2002 through 2007. Additionally, Mr. Paris served as president and chief executive officer of Sun-Times Media Group Inc. (formerly Hollinger International Inc.) from 2003 to 2006. Prior to joining Berenson & Company in 2002, Mr. Paris served as the head of Investment Banking at TD Securities USA, a subsidiary of The Toronto-Dominion Bank and co-head of the USA division. Before joining TD Securities USA in 1996, Mr. Paris served as managing director and head of Financial Sponsors Coverage in the Leveraged Finance Group at Credit Suisse First Boston and as managing director and head of High Yield Investment Banking, Private Placements and Restructuring at Lehman Brothers. Mr. Paris received a B.A. from the University of Pennsylvania and his M.B.A from The Wharton School, University of Pennsylvania. Mr. Paris has served on the board of directors of MediaNews Group, Inc. from March 2010 to January 2012. In addition, Mr. Paris served as chairman of Sun-Times Media Group Inc. from January 2004 to June 2006, chairman of its board's special committee from June 2003 to January 2009 and a member of its board of directors from May 2003 to January 2009, and currently serves on the board of directors of Heartland Publications and Maverick Media.

Each member of the board of directors brings unique experience, skills and background to the Company's board of directors. We believe this gives the board of directors as a body an appropriately broad and diverse range of experience and skills, including specific industry experience, strong accounting and financial acumen, significant prior management and board service and insight into the various risks and opportunities relating to the Company. Following is a brief description of the experience, skills and background of each nominee which leads the board of directors to believe that such nominee should serve as a director of the Company:

•
Mr. Gottdiener's extensive industry experience and thorough knowledge of the Company's business and affairs, having served as chief executive officer of the Company and its predecessors since 2004, qualify him for membership on, and chairmanship of, the Company's board of directors.

•
In addition to Mr. Belke's educational qualifications and accounting and finance background, his participation in the governance of the Company and its predecessor entities since 2004 has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company's board of directors.

•
In addition to Mr. Calamari's educational background, his participation in the governance of the Company and its predecessor entities since 2005 and his historical focus on investments in service companies has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company's board of directors.

•
Mr. Carapezzi has extensive large public-company legal, accounting, tax and management experience, as well as significant experience working with audit committees and boards of directors, making him well-suited to serve as the Company's lead non-management director.

•
Mr. Kritzmacher's extensive experience gained as chief financial officer and in other leadership roles in the finance organizations of large public companies and his experience serving on other public company boards make him uniquely suited to serve on our board of directors and on the Audit Committee.

•
Mr. Krueger's extensive knowledge of the financial services industry, deep experience in the investment banking industry, and decades of service on boards of directors and their constituent committees qualify him to serve as a member of the board of directors.

•
Mr. Levy's service on numerous public, private, and not-for-profit corporate boards across a variety of industries, as well as his involvement in the governance of the Company and its predecessor entities since 2005, qualify him to be a member of the Company's board of directors.

•
Mr. Lovell's familiarity with the Company and its predecessors, his finance and investment experience, having served in both management and operating capacities in the financial services industry, and history of service on corporate boards qualify him to serve as a member of the Company's board of directors.

•
Mr. Paris' extensive operating experience gained as president and chief executive officer of a public company, in addition to his leadership roles as chairman of the board of Sun-Times Media Group Inc. and membership on several boards of directors, qualify him to be a member of the Company's board of directors.

Executive Officers
The Company's executive officers are as follows:

Name	Age	Position
Noah Gottdiener	55	Chief Executive Officer, President & Chairman of the Board
Patrick M. Puzzuoli	41	Executive Vice President & Chief Financial Officer
Jacob L. Silverman	40	Executive Vice President for Corporate Development & Segment Leader of Investment Banking
Brett A. Marschke	49	Executive Vice President & Chief Operating Officer
Edward S. Forman	43	Executive Vice President, General Counsel & Secretary

Noah Gottdiener's biographical information is provided above under the caption — "Board of Directors."

Patrick M. Puzzuoli was named as executive vice president and chief financial officer of the Company effective March 7, 2011. Prior to his being named as chief financial officer, he served as managing director of finance of the Company from April 2008 to March 2011, as director of finance and corporate controller of the Company from September 2007 to April 2008 and as director of finance and corporate controller of D&P Acquisitions from September 2005 to September 2007. Previously he had served in the same role at Standard & Poor's from August 2004, when he joined CVC. Prior to joining the Company and its predecessors, Mr. Puzzuoli was the director of strategy and financial analysis for Jupiter Media Metrix, a provider of syndicated research. Mr. Puzzuoli started his career in strategic planning, financial analysis and reporting roles at Madison Square Garden and Comedy Central. Mr. Puzzuoli received his B.S. in accounting from the University of Maryland at College Park and his M.B.A. from Fordham University.

Jacob L. Silverman currently serves as executive vice president for corporate development and segment leader of investment banking. He served as executive vice president and chief financial officer of the Company from September 2007 to March 2011, and as the chief financial officer of D&P Acquisitions from December 2006 until September 2007. Mr. Silverman joined Duff & Phelps in March 2004, in connection with the acquisition of Duff & Phelps, LLC from Webster. From April 2001 to March 2004, Mr. Silverman was with Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. He joined Stone Ridge Partners from Atomica Corporation, a venture-backed enterprise software company, where he served as vice president of Finance and acting chief financial officer. Prior to Atomica, Mr. Silverman worked for Oak Hill Advisors, a private investment firm. Mr. Silverman received his M.B.A. and B.A. degrees from Harvard University.

Brett A. Marschke served as the chief operating officer of D&P Acquisitions from January 2007 until September 2007, and currently serves as the chief operating officer of the Company. From September 2001 to January 2007, Mr. Marschke was employed by The McGraw-Hill Companies, Inc., where he held the position of vice president of Human Resources for the Information & Media business and was a member of the Information and Media Executive team. Mr. Marschke has extensive professional service and consulting experience, with PricewaterhouseCoopers, Andersen Consulting (Accenture), Gemini Consulting and Coopers & Lybrand. Mr. Marschke holds a B.A. in Economics from the State University of New York at Cortland and a CCP certification from the American Compensation Association.

Edward S. Forman served as the executive vice president, general counsel and secretary of D&P Acquisitions from February 2006 until September 2007, and currently serves as the executive vice president, general counsel and secretary of the Company. From May 1998 to February 2006, Mr. Forman was employed by The BISYS Group, Inc., then a publicly traded financial outsourcing company, most recently as its senior vice president, acting general counsel and secretary. Mr. Forman received his B.A. in economics from Yeshiva University and his J.D. and M.B.A. from Columbia University.

Director Independence
Our corporate governance guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Belke, Calamari, Carapezzi, Kritzmacher, Krueger, Levy, Lovell and Paris are "independent" as defined in the applicable listing standards of the NYSE. In making its determination, the board of directors considered the standards of independence set forth in the NYSE Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Board Meetings and Committees
The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2011, the board of directors held thirteen (13) meetings, the Audit Committee held eight (8) meetings, the Compensation Committee held nine (9) meetings and the Nominating and Corporate Governance Committee held two (2) meetings.

During 2011, all incumbent directors attended at least 75% of the total number of meetings held by our board of directors and the committees on which they served, except that Mr. Krueger attended seven (7) meetings of the board of directors and five (5) meetings of the Audit Committee. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage all directors to attend.

Board Leadership Structure
Regular meetings of the board of directors are led by the chairman of the board, who may also call special meetings from time to time. Presently, Mr. Gottdiener, our chief executive officer, is also the chairman of the board. The board of directors does not require the separation of the offices of chairman of the board and chief executive officer, but deliberates and decides, each time it selects a chairman of the board, whether the roles should be combined or separate, based upon the then current needs of the Company and the board of directors. We believe that the Company is currently best served by having Mr. Gottdiener hold both of these positions. Mr. Gottdiener has been chief executive officer of the Company since its inception, and has extensive familiarity with its operations. We believe that this experience gives Mr. Gottdiener the unique ability to provide unified leadership and direction for the Company's board of directors in establishing its priorities and conducting its discussions. Mr. Gottdiener's combined role as chairman of the board and chief executive officer has also ensured that the Company presents its strategy to shareholders, employees and clients in a consistent manner. In addition, we believe that separating the roles of chief executive officer and chairman of the board would not strengthen our corporate governance or create or enhance long-term value for our stockholders because all of our directors, whether members of management or not, are required to exercise their fiduciary duties in a manner they believe to be in the best interests of the Company and in the best interests of our stockholders. Separating the roles of chief executive officer and chairman of the board would not diminish or augment these fiduciary duties or enhance the independence or performance of the board of directors. Moreover, our board of directors does not believe such a requirement would ensure a balance of power and authority on the board, as each director is an equal participant in meetings and decisions.

We have designated Mr. Carapezzi, an independent director under the standards of the NYSE, as our lead non-management director. The lead non-management director presides over closed (executive) sessions, without management, of the non-management directors periodically throughout the year. The lead non-management director also facilitates communication among the non-management directors, the chairman of the board and management, and works with the chairman of the board and other directors to provide strong, independent oversight of the Company's risk management and general affairs.

In addition to the general oversight and leadership functions of the full board of directors and the non-management directors, the Audit Committee (as described below) is generally responsible for risk oversight of the Company, including with respect to financial, legal and operational risk, and regularly communicates with the officers of the Company in charge of such risk management functions.

Our Corporate Governance Guidelines are available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance. All committee members are "independent" as defined in the applicable listing standards of the NYSE, "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee.  The Audit Committee: (i) reviews the audit plans and findings of our independent registered public accounting firm and the internal audit function of the Company, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm. During 2011, the Audit Committee met eight (8) times. The members of the Audit Committee are Messrs. Belke, Carapezzi, Kritzmacher and Krueger. Mr. Carapezzi is the chairman of the Audit Committee. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that Mr. Carapezzi is an "audit committee financial expert," as defined by the applicable securities regulations, and an independent director.

The Report of the Audit Committee for the fiscal year ended December 31, 2011 appears under the caption "Report of the Audit Committee."

The Audit Committee charter is available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab.

Compensation Committee. The Compensation Committee: (i) reviews and recommends to the board the equity incentive grants for all professionals, consultants, officers, directors and other individuals to whom we make such grants; (ii) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and determines the chief executive officer's compensation based on that evaluation; and (iii) oversees our compensation and employee benefits plans. During 2011, the Compensation Committee met nine (9) times. During 2011, the members of the Compensation Committee were Messrs. Belke, Calamari and Levy. Mr. Belke was the chairman of the Compensation Committee.

The chief executive officer, the chief financial officer and each of the next three most highly compensated executive officers in 2011, collectively, are referred to herein as the "Named Executive Officers." The Report of the Compensation Committee on Executive Compensation appears below under the caption "EXECUTIVE COMPENSATION — Compensation Committee Report."

The Compensation Committee is aware that Towers Watson & Co. ("Towers Watson") provides compensation related consulting services to both the Company and the Compensation Committee. The Compensation Committee has determined that the services provided by Towers Watson to the Company do not create a conflict of interest with respect to the services provided to the Compensation Committee.

The Compensation Committee charter is available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee: (i) reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors; (ii) advises the board with respect to the corporate governance principles applicable to us; and (iii) oversees the evaluation of the board and management. During 2011, the Nominating and Corporate Governance Committee met two (2) times. The members of the Nominating and Corporate Governance Committee are Messrs. Calamari and Krueger. Mr. Krueger is the chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews all candidates for nomination to the board of directors, including those recommended by stockholders, and seeks to maintain at all times a board of directors with diverse viewpoints, experience, skills and expertise appropriate for the business of the Company. The Nominating and Corporate Governance Committee reviews each person's qualifications on the whole, including personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate. The Nominating and Corporate Governance Committee has broad flexibility with regard to identifying and reviewing director nominees, and looks specifically at each candidate's qualifications in light of the needs of the board of directors and the Company at that time. The Nominating and Corporate Governance Committee then selects qualified candidates consistent with the principles of diversity and competence described above and reviews its recommendations with the board of directors, which decides whether to invite a candidate to be a nominee for election to the board of directors. To have a candidate considered by the Nominating and Corporate Governance Committee for the 2013 annual meeting, a stockholder must submit the recommendation in writing to the Company secretary at the address listed on the first page of this proxy statement no later than December 14, 2012.

The Nominating and Corporate Governance Committee charter and the Company's corporate governance guidelines are available on the Company's web site at www.duffandphelps.com under the "Investor Relations" tab.

Stockholder Proposals
In order to be included in the Company's Proxy Statement relating to its next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Company no later than December 14, 2012 by the Secretary at the Company's principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Pursuant to the Company's By-laws, stockholders who intend to make a director nomination or present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act) must provide notice to the secretary no less than 90 and no more than 120 days prior to the first anniversary of the preceding year's annual meeting. For any stockholder proposal submitted outside Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act for the 2012 annual meeting, the Company must receive notice by January 19, 2013.

Such notice must meet all requirements contained in the By-Laws, including, among other things, setting forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (3) the name and address of the stockholder proposing such business, (4) the number of shares of common stock beneficially owned by such stockholder and (5) any material interest of such stockholder in such business.

Stockholder Communications Policy
The Company's board of directors has established a process for stockholders and other interested parties to send communications to the board of directors. Stockholders and other interested parties may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee, the lead non-management director, the independent directors or all directors as a group, by sending written communications to:

Secretary
Duff & Phelps Corporation
55 East 52nd Street, 31st Floor
New York, New York 10055

E-mail messages should be sent to generalcounsel@duffandphelps.com.

Each communication intended for the board of directors and received by the secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors
We pay each of our non-employee directors $50,000 per year, payable in equal quarterly installments. We also pay an annual fee of $12,000 to the Chairperson of the Audit Committee, $9,000 to the Chairperson of the Compensation Committee and $8,000 to the Chairperson of the Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director will receive an annual grant of Class A common stock with a value of $75,000 based on the closing stock price on the day prior to the annual stockholders' meeting, which Class A common stock will vest ratably over four years (subject to continued service on the board of directors), provided that any such issuance does not prevent such director from being determined to be independent. In connection with his appointment to the board, Mr. Kritzmacher received a grant of 3,089 shares of Class A common stock on October 31, 2011. Such Class A common stock will vest ratably over four years (subject to continued service on the board of directors), provided that any such issuance does not prevent Mr. Kritzmacher from being determined to be independent.

In 2011, none of the non-employee directors participated in the Company's Deferred Compensation Plan which became effective October 1, 2007 (the "DCP").

Director Compensation Table
The following table summarizes the compensation earned by each of the non-employee directors in 2011. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert M. Belke	57,960	75,812	2,823	136,595
Peter W. Calamari	50,000	75,812	2,823	128,635
William R. Carapezzi	62,000	75,812	2,823	140,635
John A. Kritzmacher	25,000	39,199	247	64,446
Harvey M. Krueger	58,000	75,812	2,823	136,635
Sander M. Levy	50,000	75,812	2,823	128,635
Jeffrey D. Lovell	50,000	75,812	2,823	128,635

_______________

(1)
Reflects aggregate grant date fair value of restricted stock awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation. For a discussion of the assumptions underlying this calculation, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The aggregate number of outstanding stock awards subject to forfeiture for each director as of the year ended December 31, 2011 were as follows: 9,519 for Messrs. Belke, Calamari, Carapezzi, Krueger, Levy and Lovell; and 3,089 for Mr. Kritzmacher.

(3)	Reflects dividends paid on unvested restricted stock awards.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the "Section 16(a) Reporting Persons") pursuant to Section 16 of the Exchange Act, we have not identified any late filings in 2011.

Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of each class of our common stock by:

•	each person known by us to beneficially own 5% or more of any class of our common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

In connection with the recapitalization transactions entered into immediately prior to our initial public offering (the "Recapitalization Transactions"), each holder of class A units in D&P Acquisitions ("New Class A Units") was issued a corresponding number of shares of Class B common stock of the Company. Pursuant to the exchange agreement (as amended) entered into in connection with our initial public offering, from time to time, typically once a quarter, holders of New Class A Units (or certain transferees thereof) have the right to exchange: (i) New Class A Units; and (ii) a corresponding number of shares of Class B common stock, for a corresponding number of shares of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A and/or Class B common stock, as applicable, beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each for each person below is c/o Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, NY 10055.

	Class A Common Stock		Class B Common Stock(1)		Class A Common Stock on a Fully-Exchanged Basis
Name and Address of Beneficial Owner	#	%	#	%	#	%
Noah Gottdiener(2)	390,945	1.2	1,242,222	11.8	1,633,167	3.9
Patrick M. Puzzuoli	52,451	*	1,932	*	54,383	*
Jacob L. Silverman	194,744	*	252,500	2.4	447,244	1.1
Brett A. Marschke	175,908	*	63,914	*	239,822	*
Edward S. Forman	177,448	*	28,601	*	206,049	*
Robert M. Belke(3)	13,912	*	3,615,564	34.5	3,629,476	8.6
Peter W. Calamari	14,912	*	—	—	14,912	*
William R. Carapezzi	16,412	*	—	—	16,412	*
John A. Kritzmacher	3,089	*	—	—	3,089	*
Harvey M. Krueger	13,912	*	44,892	*	58,804	*
Sander M. Levy(4)	13,912	*	5,024,395	47.7	5,038,307	12.0
Jeffrey D. Lovell(5)	13,912	*	3,615,564	34.5	3,629,476	8.6
Gordon A. Paris	—	—	—	—	—	—
All executive officers and directors as a group (13 persons)	1,081,557	3.4	10,274,020	97.8	11,355,577	26.7

Principal Stockholders
Entities affiliated with Vestar Capital Partners(6)	—	—	5,024,395	47.9	5,024,395	11.9
Entities affiliated with Lovell Minnick Partners(7)	—	—	3,615,564	34.5	3,615,564	8.6
Shinsei Bank, Ltd.(8)	3,375,000	10.7	—	—	3,375,000	8.0
FMR LLC (9)	2,249,345	7.1	—	—	2,249,345	5.3
Eagle Asset Management, Inc.(10)	2,109,793	6.7	—	—	2,109,793	5.0
TimesSquare Capital Management, LLC(11)	1,680,900	5.3	—	—	1,680,900	4.0
_______________

*	Indicates less than 1% ownership.

(1)
Holders of Class B common stock hold an equivalent number of New Class A Units. References to shares of Class B common stock in this table indicate an equivalent number of corresponding New Class A Units.

(2)	Certain shares of Class B common stock beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.

(3)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Belke may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(4)
As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(5)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Lovell disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(6)
Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. The address of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC is 245 Park Avenue, 41st Floor, New York, NY 10167. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners. Excludes 11,215 shares of Class B common stock held by Mr. Gottdiener and 8,972 shares of Class B common stock held by Mr. Krueger through Vestar/D&P Holdings, LLC.

(7)
Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. The address of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC is 2141 Rosecrans Avenue, Suite 5150 El Segundo, CA 90245. Each of Messrs. Belke and Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(8)	The address of Shinsei Bank, Ltd. is 2-chome, 4-3, Nihonbashi Muromachi, Chuo-ku, Tokyo 103-8303, Japan. This information was provided to the Company by Shinsei Bank, Ltd.

(9)
The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC reports sole voting power with respect to 1,122 shares and sole dispositive power with respect to 2,249,345 shares. This information is based on the Schedule 13G filed by FMR LLC on February 14, 2012.

(10)
The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716. Eagle Asset Management, Inc. reports sole voting power and sole dispositive power with respect to 2,109,793 shares. This information is based on the Schedule 13G/A filed by Eagle Asset Management, Inc. on January 24, 2012.

(11)
The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. Times Square Capital Managment, LLC reports sole voting power with respect to 1,531,900 shares and sole dispositive power with respect to 1,680,900. This information is based on the Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 8, 2012.

RELATED PARTY TRANSACTIONS

Tax Receivable Agreement
On the date of our initial public offering (October 3, 2007), we were treated for U.S. federal income tax purposes as having directly purchased membership interests in D&P Acquisitions from the existing unitholders. After the initial public offering, additional New Class A Units may be exchanged for shares of our Class A common stock. As a result of both this initial purchase and these additional exchanges of units (each being referred to as an "Exchange"), we are entitled to a proportionate share of D&P Acquisitions' existing tax basis for its tangible and intangible assets. Further, D&P Acquisitions intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the "Code") effective for each taxable year in which an Exchange occurs, which will generally result in an adjustment to D&P Acquisitions' tax basis reflected in that proportionate share. Both that proportionate share and the adjustments to tax basis under Section 754 of the Code may reduce the amount of tax that we would otherwise be required to pay in the future.

On October 3, 2007 we entered into a Tax Receivable Agreement with the existing unitholders of D&P Acquisitions that provides for the payment by us to them of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize as a result of (i) D&P Acquisitions' tax basis in its goodwill and similar intangible assets on October 3, 2007 (the date of our initial public offering), including any portion of that tax basis arising from its liabilities on such date and (ii) the Section 754 adjustments referred to above.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by comparing our income tax liability, calculated pursuant to the assumptions therein, to the amount of such taxes that we would have been required to pay had there been no such tax basis adjustments and no such initial basis in goodwill or similar intangibles. We expect to benefit from the remaining 15% of cash savings, if any, not paid pursuant to the tax receivable agreement. The term of the Tax Receivable Agreement commenced on October 3, 2007 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable agreement for an amount based on an agreed value of payments remaining to be made under the Tax Receivable Agreement.

Were the IRS to successfully challenge a tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments that may previously have been made under the Tax Receivable Agreement. In certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the Tax Receivable Agreement in excess of our cash tax savings. While the actual amount of the adjusted tax basis, as well as the amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions' assets on the dates of Exchanges, the timing of Exchanges, the extent to which Exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled, the amount of liabilities of D&P Acquisitions in existence on the date of the initial public offering, and the amount and timing of our income, we expect that during the anticipated term of the Tax Receivable Agreement, the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial. Payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the agreement.

During 2011, the Company made payments under the Tax Receivable Agreement in the amount of $1.8 million to entities associated with Vestar Capital Partners ("Vestar"), $1.4 million to entities affiliated with Lovell Minnick Partners ("Lovell Minnick") and an aggregate of $281,000 to Mr. Krueger and the named executive officers.

Exchange Agreement
In connection with the closing of the initial public offering on October 3, 2007, the existing unitholders of D&P Acquisitions entered into the Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement, as amended by that certain First Amendment to the Exchange Agreement, dated as of October 5, 2009, generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock; (ii) unitholders who are our executive officers presently may elect to exchange with D&P Acquisitions up to 100% of such New Class A Units, subject to the notice requirement and minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers presently may elect to exchange with D&P Acquisitions up to 100% of such New Class A Units, subject to the notice requirement and minimum retained ownership requirements applicable to such unitholders. As the existing unitholders of D&P Acquisitions exchange their New Class A Units with D&P Acquisitions, our membership interests in D&P Acquisitions will be correspondingly increased and their corresponding shares of Class B common stock will be cancelled.

In 2011, unitholders exchanged an aggregate of 653,000 New Class A Units for a corresponding number of shares of Class A common stock and 653,000 shares of Class B common stock were cancelled. All of these shares of Class A common stock were included in the registration statement referred to below. We received no other consideration in connection with these exchanges.

Registration Rights Agreement
Effective upon consummation of the initial public offering on October 3, 2007, we entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock (i) held by the existing unitholders of D&P Acquisitions upon exchange of New Class A Units held by them and (ii) held by Shinsei Bank, Ltd. ("Shinsei"). Under the registration rights agreement, the existing unitholders of D&P Acquisitions and Shinsei have the right to request us to register the sale of their shares and make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. We filed a registration statement, declared effective by the SEC on October 26, 2009, in order to permit the resale of these shares from time to time, subject to certain blackouts and other restrictions. In addition, the existing unitholders of D&P Acquisitions and Shinsei have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions
As a result of the consummation of the initial public offering and the entry into the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions (the "LLC Agreement") entered into between D&P Acquisitions and certain of its existing unitholders the Company, through D&P Acquisitions and its subsidiaries and affiliates, operates our business.

As the sole managing member of D&P Acquisitions, we have control over all of the affairs and decision making of D&P Acquisitions. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of D&P Acquisitions and the day-to-day management of D&P Acquisitions' business.

In accordance with the LLC Agreement, net profits and net losses of D&P Acquisitions are allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of D&P Acquisitions were allocated by 74.0% to us and 26.0% to the other unitholders of D&P Acquisitions for the year ended December 31, 2011.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of D&P Acquisitions. Net profits and net losses of D&P Acquisitions generally are allocated to its members pro rata in accordance with the percentages of their respective New Class A Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The LLC Agreement provides for cash distributions to its members if the taxable income of D&P Acquisitions gives rise to taxable income for its members. In accordance with the LLC Agreement, D&P Acquisitions makes cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations in respect of the income of D&P Acquisitions that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of D&P Acquisitions allocable to such holder of New Class A Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

During 2011, D&P Acquisitions made tax distributions to the holders of its New Class A Units totaling $4.8 million, including $2.1 million to Vestar, $1.5 million to Lovell Minnick and an aggregate of $659,000 to Mr. Krueger and the named executive officers.

During 2011, we also made other distributions to the holders of its New Class A Units of D&P Acquisitions (other than Duff & Phelps Corporation) totaling $3.6 million, including $1.6 million to Vestar, $1.2 million to Lovell Minnick and an aggregate of $527,000 to Mr. Krueger and the named executive officers. These other distributions consisted of $0.08 per vested New Class A Unit and made concurrently with the dividend of $0.08 per share of Class A Common Stock outstanding to stockholders of record on each of March 25, 2011; May 27, 2011; August 26, 2011; and December 2, 2011. These distributions resulted in a reduction in basis of each member's ownership interests. Pursuant to the terms of the LLC Agreement, an amount equal to $0.08 per unvested New Class A Unit was deposited into a segregated account and will be distributed once a year with respect to units that vested during that year. Any amounts related to unvested units that are forfeited are returned to the Company.

The LLC Agreement provides that at any time we issue a share of our Class A common stock other than pursuant to a stock incentive plan, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to D&P Acquisitions and the D&P Acquisitions shall issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, D&P Acquisitions shall, immediately prior to such redemption of our Class A common stock, redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Shinsei Investment
On September 1, 2007, we entered into a stock purchase agreement with Shinsei pursuant to which we issued to Shinsei 3,375,000 shares of our Class A common stock for approximately $54.2 million, or at a purchase price equal to $16.07 per share. Upon consummation of the sale of Class A common stock to Shinsei, we entered into a stockholders agreement with Shinsei. The stockholders agreement provides Shinsei with the right to designate a non-voting observer to attend our board of director's meetings.

Statement Regarding Transactions with Related Parties
We have adopted a policy regarding transactions with Related Parties that requires a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will then communicate that information to the board of directors. No Related Party transaction will be consummated without the approval of the Nominating and Corporate Governance Committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following paragraphs provide an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationales considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned and paid to our Named Executive Officers during the 2011 fiscal year.

Executive Summary
In 2011, in a challenging, volatile economic environment for the financial services industry, we experienced year-over-year growth in our core business, as measured by revenue and earnings. At the same time, we made key strategic investments in the business through select acquisitions and expansions into new markets. A summary of our key financial results is below:

Financial Goal	2010 Results	2011 Results	2011 Results versus 2010 Results
Annual revenue excluding 2011 acquisitions and reimbursable expenses	$366 million	$371 million	1.4%
Annual revenue including 2011 acquisitions and excluding reimbursable expenses	$366 million	$384 million	5.0%
Adjusted pro-forma earnings per share	$0.77	$0.82	6.5%

However, our 2011 revenue and earnings were below the target amounts established at the beginning of the fiscal year. As a result, the average annual cash incentives paid to our Named Executive Officers, excluding certain cash bonus payments to Messrs. Silverman and Puzzuoli described below, were approximately 70.75% of the target amount.

In 2011, we made substantial changes to our compensation programs that were designed to (1) reinforce our long-term business strategy, (2) discourage our executives from taking on unnecessary or excessive business risk and (3) address industry best practices highlighted by our 2011 “Say on Pay” vote which was 85.7% in favor. These compensation design changes included:

•	Redesign of our annual cash incentive plan to reflect multiple key financial and strategic goals, instead of the past singular focus on annual EBITDA goals;

•	Introduction of a cap on our annual cash incentive awards at 200% of the target amount;

•	Introduction of performance hurdles for a portion of our restricted stock grants, with share vesting occurring only if the Company achieves pre-set total shareholder return ("TSR") goals;

In 2012, we have made additional changes to our compensation programs intended to supplement those changes made in 2011. Those compensation design changes included:

•	Adoption of stock ownership guidelines for our chief executive officer;

•	Adoption of an incentive recoupment (“clawback”) policy; and

•
Inclusion of a proposal to amend the Amended and Restated 2007 Duff & Phelps Corporation Omnibus Stock Incentive Plan ("2007 Omnibus Plan") whereby repricing of stock options and stock appreciation rights would be expressly prohibited.

Peer Group
In order to keep abreast of market trends and inform our compensation decisions, the Compensation Committee reviews benchmark data provided by our independent compensation consultant, Towers Watson, for all elements of compensation based on a peer group of companies similar to us in terms of revenue, market capitalization, and industry (the "Peer Group"). The Compensation Committee reviewed the Peer Group in 2011 and elected to leave it unchanged from the 2010 Peer Group, except for the removal of LECG Corporation, which was dissolved. This Peer Group was used by Towers Watson to help our Compensation Committee make its determinations in the proper competitive context and to help confirm that company performance is aligned with pay.

The Peer Group is comprised of the following companies:

Company Name

Advisory Board Co.	Exponent, Inc.	Navigant Consulting, Inc.
CBIZ, Inc.	FTI Consulting, Inc.	PRGX Global Inc.
Corporate Executive Board Co.	Huron Consulting Group Inc.
CRA International, Inc.	ICF International Inc.

Executive Compensation Components
Our executive compensation program consists primarily of the following components: (i) base salary, (ii) annual incentive compensation consisting of (a) cash incentive and (b) time-vested restricted stock awards, and (iii) performance-vested restricted stock awards. The program includes the same benefit programs available to all of our managing directors, includes no executive perquisites and provides what we feel are market-appropriate severance and change-in-control protections.

2011 Base Salary. Each of the Named Executive Officers received a salary increase effective April 1, 2011. The 2011 salary increases were their first salary increases since 2007 for Messrs. Gottdiener, Silverman, and Marschke, and since 2008 for Mr. Forman. Mr. Puzzuoli's base salary increase reflected the increased responsibilities that he assumed as executive vice president and chief financial officer of the Company. Consistent with our philosophy, these salary increases were intended to provide salaries that are targeted to be near or above the median of our Peer Group.

2011 Annual Cash Incentive. The Compensation Committee redesigned the Company's annual cash incentive plan for Named Executive Officers, beginning in 2011. The target annual cash incentive awards were set as follows:

Name	Fiscal Year 2011 Target Annual Cash Incentive ($)	Fiscal Year 2011 Target Annual Cash Incentive as a % of Base Salary (%)
Noah Gottdiener	800,000	100%
Patrick M. Puzzuoli	175,000	50%
Jacob L. Silverman	375,000	75%
Brett A. Marschke	337,500	75%
Edward S. Forman	300,000	75%

Mr. Gottdiener's 2011 target annual cash incentive as a percentage of base salary was unchanged from 2010. For Mr. Puzzuoli, no target annual cash incentive as a percentage of base salary existed prior to his assuming the role of chief financial officer of the Company on March 7, 2011. For Messrs. Silverman, Marschke, and Forman, the 2011 target annual cash incentives as a percentage of salary were increased from 2010's target percentages of 70% to 75%.

Annual target cash incentive awards are determined on the basis of achievement of certain performance metrics versus established targets. Nothing is paid for failing to achieve threshold level performance, 50% of target is paid for achieving threshold level performance and 200% is paid for achieving or exceeding maximum performance.

The actual cash incentive awards were based on the following financial metrics and weights:

Annual Incentive Award Goal	Incentive Award Weight	2011 Actual Results	2011
			Threshold	Target	Maximum
Adjusted pro-forma earnings per share	50%	$0.82	$0.82	$0.90	$0.98
Annual revenue excluding 2011 acquisitions and reimbursable expenses	30%	$371 million	$370 million	$390 million	$410 million

The Compensation Committee selected the revenue and earnings per share financial goals because revenue and earnings per share represent the primary measures used by our stockholders to monitor and assess the Company's annual financial performance. Revenue excluding acquisitions is used because the Compensation Committee believes that acquisitions are difficult to plan and budget, and executive decisions about acquisition opportunities should not be influenced by the effect that such acquisitions could have on annual cash incentive payments. Reimbursable expenses are also excluded from the revenue total because they do not generate earnings for the Company.

Strategic objectives are also included with a 20% weight to reinforce the importance of achieving non-financial milestones that are intended to improve long-term stockholder value.

2011 Financial Performance: For annual incentive scoring purposes, the Company's 2011 revenue excluding 2011 acquisitions and reimbursable expenses was $371 million, which was slightly above the threshold level of performance. The 2011 adjusted pro-forma earnings per share were $0.82, which was at the threshold level of performance.

2011 Strategic Objectives: The Compensation Committee, in consultation with the chief executive officer, determined the achievement of strategic goals by the Named Executive Officers for purposes of determining annual incentive awards. These strategic goals included managing risk to the company, executing an effective acquisition plan and positioning the Company for long-term growth. We believe that our Named Executive Officers were effective in pursuing these strategic objectives.

2011 Annual Cash Incentive Plan Scoring: These incentive plan weights, financial results against the targets, and strategic objective achievements were combined to determine the total percentage achievement for each Named Executive Officer as follows:

Annual Cash Incentive Goal	Cash Incentive Weight	Percent Achievement	Weight Times Achievement
EPS	50%	50%	25%
Revenue	30%	52.5%	15.75%
Strategic Objectives	20%	150%	30%
Total	100%		70.75%

The Compensation Committee elected to award Mr. Silverman an additional cash bonus of $150,000 based on the performance of the Company's Investment Banking segment and Mr. Silverman's performance in assuming the role of segment leader of the Company's Investment Banking segment. The Compensation Committee elected to award Mr. Puzzuoli an additional cash bonus of $50,000 due to his performance in executing his duties as he transitioned into the role of chief financial officer.

Name	Fiscal Year 2011 Target Annual Cash Incentive ($)	Annual Cash Incentive Achievement as % of Target (%)	Actual 2011 Cash Incentive Earned ($)	Supplemental 2011 Cash Bonus ($)	Total 2011 Cash Award ($)
Noah Gottdiener	800,000	70.75%	566,000	—	566,000
Patrick M. Puzzuoli	175,000	70.75%	123,810	50,000	173,810
Jacob L. Silverman	375,000	70.75%	265,310	150,000	415,310
Brett A. Marschke	337,500	70.75%	238,780	—	238,780
Edward S. Forman	300,000	70.75%	212,250	—	212,250

Stock-Based Incentives
We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Our stock-based incentive plan provides certain of our personnel, including our Named Executive Officers, with incentives to help align those individuals' interests with the interests of stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

In connection with the stated objective of achieving the ownership goal through the provision of long-term incentive awards, the Company adopted the Amended and Restated 2007 Omnibus Plan (last approved by stockholder vote at the 2010 Annual Meeting of Stockholders) which plan permits the granting of several types of equity-based compensation awards.

2011 Annual Incentive Time-Vested Restricted Stock Awards. In the first quarter of 2012, the Compensation Committee approved time-vested restricted stock grants to each Named Executive Officer. The target and actual values of these time-vested restricted stock awards were as follows:

Name	Target Time-Vested Restricted Stock Grant ($)	Number of Time-Vested Restricted Stock Granted(1) (#)	Value of Time-Vested Restricted Stock Granted ($)
Noah Gottdiener	400,000	29,069	400,000
Patrick M. Puzzuoli	87,500	6,359	87,500
Jacob L. Silverman	187,500	13,626	187,500
Brett A. Marschke	168,750	12,263	168,750
Edward S. Forman	150,000	10,901	150,000
_______________

(1)	The number of time-vested restricted stock granted was calculated by dividing the target number of grants by $13.76, the closing price of the Company's Class A common stock on February 29, 2012.

In addition to the annual time-vested stock incentive grants described above, Mr. Gottdiener received a grant of 25,500 time-vested restricted shares of Class A common stock, Messrs. Silverman, Marschke and Forman each received a grant of 16,500 time-vested restricted shares of Class A common stock and in connection with Mr. Puzzuoli's appointment as chief financial officer, he received a grant of 6,558 time-vested restricted shares of Class A common stock. Each of these awards becomes non-forfeitable on the third anniversary of the date of grant based on continued employment. These grants were made to the Named Executive Officers in connection with the adoption of the new compensation program.

2011 Performance-Vested Restricted Stock Awards: In 2011, the Compensation Committee approved a performance-vested restricted stock grant to each Named Executive Officer. The target and actual values of these performance-vested restricted stock grants were as follows:

Name	Target Performance-Vested Restricted Stock Grant ($)	Number of Performance-Vested Restricted Stock Granted (#)	Value of Performance-Vested Restricted Stock Granted(1) ($)
Noah Gottdiener	400,000	52,458	388,189
Patrick M. Puzzuoli	87,500	11,474	84,908
Jacob L. Silverman	187,500	24,590	181,966
Brett A. Marschke	168,750	22,130	163,762
Edward S. Forman	150,000	19,672	145,573
_______________

(1)
Reflects aggregate grant date fair value of restricted stock awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation.

The performance-vested restricted stock grants have a target value set as a percentage of each Named Executive Officer's salary, and a range of possible vesting of 0% to 200% of that target value. Vesting will occur on the third anniversary following the grant date, and the number of shares vested will be determined by the Company's achievement of a three-year TSR goal vs. a preset target. The Company does not disclose its TSR targets in the middle of a performance cycle. For both the performance-vested and time-vested restricted stock grants, the Named Executive Officer must remain employed through the vesting date in order to receive the shares.

Other Compensation
The benefits provided to our executives have been for the most part limited to core benefit programs provided to all of our U.S.-based managing directors, including health and welfare plans, defined contribution plans and vacation. We also provide a severance plan for our Named Executive Officers that we find to be typical in the market.

Best Pay Practices
In 2012, the Compensation Committee has adopted a series of executive compensation policies and practices that reflect best practices among our industry peers while protecting stockholder interests.

•
Executive Incentive Recoupment (“Clawback”) Policy: The Compensation Committee adopted an incentive compensation clawback policy for our Named Executive Officers that gives the Company the right to recoup any incentive-based compensation paid to an executive that, upon a material restatement of financial results within three years of the original compensation payment, is greater than the amount that would have been earned by the recipient if the restated financial results had been used to calculate the payment amount.

•
Stock Ownership Guideline: The Compensation Committee adopted a stock ownership guideline for the chief executive officer. Within five years of the later of (i) the adoption of the policy or (ii) the appointment to the chief executive officer position, whichever is later, the chief executive officer is expected to own outright or through beneficial ownership Company shares with a value at least equal to three times (3x) base salary.

As of March 2012, Mr. Gottdiener met the guideline. This ownership guideline is in addition to the minimum retained ownership requirements which require the chief executive officer and all other executive officers to retain an amount of shares of Class A Common Stock or New Class A Units (or any combination thereof) equal to at least 25% of the New Class A Units held by such executive officer immediately after the initial public offering. This minimum retained ownership requirement remains in place pursuant to the Exchange Agreement entered into by and between then-existing unitholders and D&P Acquisitions. All of the Named Executive Officers fulfilled the minimum retained ownership requirements for 2011.

Prohibition on Repricing of Stock Options and Stock Appreciation Rights: In March 2012 the board of directors approved amendments to the 2007 Omnibus Plan that among other things expressly prohibit the repricing of any previously-granted stock options or stock appreciation rights without stockholder approval.

Code of Business Ethics: The Company's Code of Business Ethics prohibits loans to executive officers by the Company, employee ownership of interests in certain other businesses, employee trading in client securities, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or the Company from performing his or its duties, as the case may be, in an impartial manner, and employee use of corporate property for improper personal gain.

No Executive Perquisites: Benefits provided to our executives are the same as those provided to other U.S.-based Company managing director level employees.

Determining Executive Compensation
During 2011, the Compensation Committee worked with its independent compensation consultant, Towers Watson, on compensation issues as they arose. The Compensation Committee also kept abreast of market trends and peer group competitive compensation levels for current and future compensation decisions.

Our board of directors, after receiving recommendations from the Compensation Committee, approves the compensation of our named executive officers, other than the chief executive officer. The chief executive officer provides his recommendations regarding compensation matters involving the other Named Executive Officers, including base and total compensation, to the Compensation Committee. From time to time, the chief executive officer may consult with Towers Watson or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Compensation Committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the Compensation Committee. The Compensation Committee independently determines the performance of the chief executive officer and approves his compensation levels, including base salary and total compensation.

At the 2011 Annual Meeting of Stockholders, the compensation of the Company's Named Executive Officers as described in the 2011 proxy statement was approved, on an advisory basis, by a majority of the stockholders voting on the proposal. We feel that this affirmative vote by the stockholders validated the Company's focus on creating long-term stockholder value in its executive compensation framework.

Regulatory Limitations
Section 162(m) ("Section 162(m)") of the Code, generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next three most highly paid executive officers (other than the chief financial officer) of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to the named executive officers to the deductibility requirements of Section 162(m), taking into account the benefit to the Company and its stockholders and the performance of these named executive officers.

Other Compensation
Our determination regarding levels of benefits and perquisites is based on what we have seen in the market through our recruiting process and our actual ability to hire senior executives over the last several years. The benefits we have provided to our executives have not materially changed during that period and we believe we are generally competitive with the market. The benefits provided to our executives have been for the most part limited to core benefit programs including health and welfare plans, defined contribution plans, vacation and severance that we find to be typical in the market.

All of our Named Executive Officers are eligible for benefits offered to personnel generally, including life, health, disability, dental and vision insurance and our 401(k) plan. In addition, certain of our more senior personnel, including our named executive officers, are eligible for supplemental group variable life insurance, a supplemental disability plan and a nonqualified deferred compensation plan. The Compensation Committee in its discretion may revise, amend or add to the named executive officers' benefits and perquisites if it deems it advisable.

Equity Compensation Plan Information
The following table lists information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of February 21, 2012. All equity compensation plans have been approved by the stockholders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan	6,378,810	$16.00	3,041,309

_______________
(1)
Includes common stock issuable upon the vesting of 4,140,741 time-vested restricted stock awards, 449,422 time-vested restricted stock units, 182,780 performance-vested restricted stock awards, 22,130 performance-vested restricted stock units and the exercise of 1,583,737 outstanding options granted under the plan.

(2)	The weighted average exercise price shown relates solely to the options granted. The restricted stock awards and units have no exercise price due to their nature.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information contained under the caption "Compensation Discussion and Analysis" and, based on this review and discussion, recommended to the board of directors that it be included in this proxy statement.

Robert M. Belke, Chairman
Peter W. Calamari
Sander M. Levy

Compensation Tables
The following tables set forth certain information concerning compensation paid or accrued by the Company, or one of its affiliates, for services rendered in all capacities by our chairman and chief executive officer, our chief financial officer and our other executive officers during the fiscal years ended December 31, 2009, 2010 and 2011. References to stock awards in the tables below are to restricted shares of Class A common stock.

The following table summarizes the compensation earned by our Named Executive Officers.

Summary Compensation Table for 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive(2) ($)	All Other Comp(3) ($)	Total ($)
Noah Gottdiener	2011	787,500	—	1,187,938	566,000	120,681	2,662,119
Chairman of the Board, Chief Executive Officer & President	2010	750,000	—	399,144	365,888	112,533	1,627,565
	2009	750,000	—	588,336	539,321	123,553	2,001,210

Patrick M. Puzzuoli(4)	2011	340,897	50,000	277,603	123,810	29,925	822,235
Executive Vice President & Chief Financial Officer

Jacob L. Silverman(5)	2011	481,250	150,000	667,358	265,310	68,768	1,632,686
Executive Vice President For Corporate Development & Segment Leader of Investment Banking (Former Chief Financial Officer)	2010	425,000	—	226,177	207,336	63,476	921,989
	2009	425,000	—	333,387	305,615	69,720	1,133,722

Brett A. Marschke	2011	437,500	—	635,848	238,780	65,425	1,377,553
Executive Vice President & Chief Operating Officer	2010	400,000	—	212,871	195,140	60,152	868,163
	2009	400,000	—	313,786	287,638	66,029	1,067,453

Edward S. Forman	2011	387,500	—	591,046	212,250	57,455	1,248,251
Executive Vice President, General Counsel & Secretary	2010	350,000	—	186,258	170,748	51,793	758,799
	2009	350,000	—	274,550	251,683	54,725	930,958
_______________

(1)	Reflects aggregate grant date fair value of time-vested and performance-vested restricted stock awards granted in 2011 and computed in accordance with FASB ASC 718, Compensation—Stock Compensation.

(2)
Pursuant to their employment agreements, our named executive officers are paid annual incentive compensation in the first quarter of the year following the year in which the incentive compensation was earned. For example, amounts shown as earned for 2011 were paid in 2012, and so forth. Non-equity incentive plan compensation for 2011 includes amounts deferred by the executives pursuant to the DCP, in the amount of $11,939 for Mr. Marschke and $4,245 for Mr. Forman. Non-equity incentive plan compensation for 2010 includes amounts deferred by the executives pursuant to the DCP, in the amount of $10,644 for Mr. Marschke and $9,313 for Mr. Forman. Non-equity incentive plan compensation for 2009 includes amounts deferred by the executives pursuant to the DCP, in the amount of $28,764 for Mr. Marschke and $12,584 for Mr. Forman. The amounts in this column do not include grants of restricted shares of Class A common stock of the Company made pursuant the employment agreements, including the election in 2009 and 2010 by such named executive officers to receive an additional 15% of his incentive compensation in the form of restricted shares of Class A common stock and the Company's share-for-share match of such additional 15%. These grants of restricted shares of Class A common stock of the Company made pursuant to the employment agreements are included in the amounts in the column labeled "Stock Awards."

(3)
All Other Compensation for 2011 includes: 401(k) match contributions by the Company (generally available to all employees) in the amount of $11,025 for each of the named executive officers; contributions made by the Company in 2011 with respect to compensation pursuant to its DCP whereas the Company contributed 4.5% of each participant's total cash compensation that exceed the statutory maximum compensation for 401(k) plan participation ($245,000 in 2011) provided that the participant had made the maximum allowable deductible contribution to his 401(k) account ($16,500 in 2011) totaling $76,215 for Mr. Gottdiener, $9,994 for Mr. Puzzuoli, $38,411 for Mr. Silverman, $35,503 for Mr. Marschke and $29,687 for Mr. Forman; premiums on group life insurance policies in the amount of $1,088 for Mr. Gottdiener, $487 for Mr. Puzzuoli, $323 for Mr. Silverman, $714 for Mr. Marschke and $487 for Mr. Forman; dividends paid on unvested restricted stock awards in the amount of $32,353 for Mr. Gottdiener, $8,419 for Mr. Puzzuoli, $18,989 for Mr. Silverman, $18,183 for Mr. Marschke and $16,256 for Mr. Forman.

(4)	On March 7, 2011, Mr. Puzzuoli assumed the role of executive vice president and chief financial officer and was provided an annual base salary of $350,000.

(5)
On March 7, 2011, Mr. Silverman assumed the roles of leader of the Company's investment banking segment and head of corporate development. Until March 7, 2011 Mr. Silverman served as the Company's chief financial officer.

Grants of Plan-Based Awards for 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(4)($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Noah Gottdiener	3/2/2011(1)	—	—	—	—	—	—	25,407	399,144
	3/2/2011(2)	—	—	—	—	—	—	25,500	400,605
	3/11/2011(3)	—	—	—	13,114	26,229	52,458	—	388,189
		400,000	800,000	1,600,000	—	—	—	—	—

Patrick M. Puzzuoli	3/2/2011(2)	—	—	—	—	—	—	6,000	94,260
	3/11/2011(2)	—	—	—	—	—	—	6,558	98,435
	3/11/2011(3)	—	—	—	2,868	5,737	11,474	—	84,908
		87,500	175,000	350,000	—	—	—	—	—

Jacob L. Silverman	3/2/2011(1)	—	—	—	—	—	—	14,397	226,177
	3/2/2011(2)	—	—	—	—	—	—	16,500	259,215
	3/11/2011(3)	—	—	—	6,147	12,295	24,590	—	181,966
		187,500	375,000	750,000	—	—	—	—	—

Brett A. Marschke	3/2/2011(1)	—	—	—	—	—	—	13,550	212,871
	3/2/2011(2)	—	—	—	—	—	—	16,500	259,215
	3/11/2011(3)	—	—	—	5,532	11,065	22,130	—	163,762
		168,750	337,500	675,000	—	—	—	—	—

Edward S. Forman	3/2/2011(1)	—	—	—	—	—	—	11,856	186,258
	3/2/2011(2)	—	—	—	—	—	—	16,500	259,215
	3/11/2011(3)	—	—	—	4,918	9,836	19,672	—	145,573
		150,000	300,000	600,000	—	—	—	—	—

_______________

(1)
Represents grants of shares of time-based restricted Class A common stock in connection with the employment agreements as described above. The restrictions on transfer and forfeiture provisions with respect to one-third of the shares are eliminated on each of the first three anniversaries of the date of grant subject to continued employment.

(2)
Represents grants of shares of time-based restricted Class A common stock in connection with the employment agreements as described above. The restrictions on transfer and forfeiture provisions are eliminated on the third anniversary of the date of grant subject to continued employment.

(3)
Represents grants of shares of performance-based restricted Class A common stock. The restrictions on transfer and forfeiture provisions with respect to the shares are eliminated on the third anniversary of the date of grant if and to the extent certain targets of total shareholder return are attained.

(4)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC 718, Compensation—Stock Compensation.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares of Units That Have Not Vested(1) ($)
Noah Gottdiener	135,000	—	16.00	9/28/2017	—		—
	—	—	—	—	75,706	(2)	1,097,737
	—	—	—	—	21,415	(3)	310,518
	—	—	—	—	23,072	(4)	334,544
	—	—	—	—	25,407	(5)	368,402
	—	—	—	—	25,500	(6)	369,750
	—	—	—	—	52,458	(7)	760,641

Patrick M. Puzzuoli	14,437	—	16.00	9/28/2017	—		—
	—	—	—	—	6,250	(8)	90,625
	—	—	—	—	7,500	(9)	108,750
	—	—	—	—	6,000	(6)	87,000
	—	—	—	—	6,558	(10)	95,091
	—	—	—	—	11,474	(7)	166,373

Jacob L. Silverman	100,000	—	16.00	9/28/2017	—		—
	—	—	—	—	12,615	(2)	182,918
	—	—	—	—	12,135	(3)	175,958
	—	—	—	—	13,074	(4)	189,573
	—	—	—	—	14,397	(5)	208,757
	—	—	—	—	16,500	(6)	239,250
	—	—	—	—	24,590	(7)	356,555

Brett A. Marschke	100,000	—	16.00	9/28/2017	—		—
	—	—	—	—	21,304	(11)	308,908
	—	—	—	—	11,422	(3)	165,619
	—	—	—	—	12,306	(4)	178,437
	—	—	—	—	13,550	(5)	196,475
	—	—	—	—	16,500	(6)	239,250
	—	—	—	—	22,130	(7)	320,885

Edward S. Forman	100,000	—	16.00	9/28/2017	—		—
	—	—	—	—	9,394	(3)	136,213
	—	—	—	—	10,767	(4)	156,122
	—	—	—	—	11,856	(5)	171,912
	—	—	—	—	16,500	(6)	239,250
	—	—	—	—	19,672	(7)	285,244

_______________

(1)
Represents the fair value of the equity awards that have not been considered "vested" for purposes of this table based on $14.50 per unit or share (based on the closing share price of the Company's Class A common stock on December 31, 2011).

(2)	These unvested New Class A Units will vest on September 30, 2012.

(3)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares were eliminated on February 26, 2012.

(4)
Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 50% of the shares will be eliminated on each of the next two anniversaries of the date of grant (March 10, 2012 and March 10, 2013).

(5)
Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 33.3% of the shares will be eliminated on each of the next three anniversaries of the date of grant (March 2, 2012, 2013 and 2014).

(6)
Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares are eliminated on the third anniversary of the date of grant (March 2, 2014).

(7)
Consists of performance-based restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares will be eliminated on the third anniversary of the date of grant (March 11, 2014) if and to the extent certain targets of total shareholder return are attained.

(8)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares were eliminated on February 27, 2012.

(9)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares will be eliminated on March 11, 2013.

(10)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares will be eliminated on March 11, 2014.

(11)	These unvested New Class A Units vested on February 2, 2012.

Option Exercises and Stock Vested in 2011

	Unit Awards			Stock Awards
Name	Number of Units Acquired on Vesting(1) (#)	Value Realized on Vesting ($)		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Noah Gottdiener	75,706	807,026	(3)	55,788	873,967	(4)
Patrick M. Puzzuoli	1,932	28,072	(5)	7,420	116,494	(6)
Jacob L. Silverman	12,616	134,487	(7)	31,613	497,574	(8)
Brett A. Marschke	21,305	361,972	(9)	29,753	466,106	(10)
Edward S. Forman	11,215	165,500	(11)	23,912	374,923	(12)
_______________

(1)
Represents the number of New Class A Units that were converted from legacy units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.

(2)	Represents restricted stock awards which vested during the year.

(3)	Based on a price per unit of $10.66 (the closing price per share of the Company's Class A common stock on September 30, 2011) for 75,706 New Class A Units that vested on September 30, 2011.

(4)
Based on the closing price of Class A common stock of $16.44 per share on February 25, 2011 for 21,415 stock awards that vested on February 26, 2011; the closing price of Class A common stock of $15.25 per share on March 10, 2011, the date of vesting for 11,536 stock awards; and the closing price of Class A common stock of $15.15 per share on March 18, 2011 for 22,837 stock awards that vested on March 19, 2011.

(5)	Based on the closing price of Class A common stock of $14.53 per share on May 13, 2011 for 1,932 New Class A Units that vested on May 15, 2011.

(6)	Based on the closing price of Class A common stock of $15.70 per share on March 4, 2011 for 7,420 stock awards that vested on March 6, 2011.

(7)	Based on a price per unit of $10.66 (the closing price per share of the Company's Class A common stock on September 30, 2011) for 12,616 New Class A Units that vested on September 30, 2011.

(8)
Based on the closing price of Class A common stock of $16.44 per share on February 25, 2011 for 12,135 stock awards that vested on February 26, 2011; the closing price of Class A common stock of $15.25 per share on March 10, 2011, the date of vesting for 6,537 stock awards; and the closing price of Class A common stock of $15.15 per share on March 18, 2011 for 12,941 stock awards that vested on March 19, 2011.

(9)	Based on a price per unit of $16.99 (the closing price per share of the Company's Class A common stock on February 2, 2011) for 21,305 New Class A Units that vested on February, 2, 2011.

(10)
Based on the closing price of Class A common stock of $16.44 per share on February 25, 2011 for 11,421 stock awards that vested on February 26, 2011; the closing price of Class A common stock of $15.25 per share on March 10, 2011, the date of vesting for 6,152 stock awards; and the closing price of Class A common stock of $15.15 per share on March 18, 2011 for 12,180 stock awards that vested on March 19, 2011.

(11)
Based on the closing price per share of the Company's Class A common stock on March 1, 2011, the date of vesting for 7,731 New Class A Units; and the closing price per share of the Company's Class A common stock on October 28, 2011 for 3,484 New Class A Units that vested on October 29, 2011.

(12)
Based on the closing price of Class A common stock of $16.44 per share on February 25, 2011 for 9,394 stock awards that vested on February 26, 2011; the closing price of Class A common stock of $15.25 per share on March 10, 2011, the date of vesting for 5,383 stock awards; and the closing price of Class A common stock of $15.15 per share on March 18, 2011 for 9,135 stock awards that vested on March 19, 2011.

Nonqualified Deferred Compensation for 2011

Name	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011 ($)	Aggregate Balance at December 2011 ($)
Noah Gottdiener	—	76,215	(140,543)	841,219
Patrick M. Puzzuoli	—	9,994	(79)	34,638
Jacob L. Silverman	—	38,411	(2,401)	341,016
Brett A. Marschke	9,757	35,503	2,335	340,151
Edward S. Forman	8,537	29,687	(10,870)	385,701
_______________

(1)	Does not include deferrals made by the Named Executive Officers in the first quarter of 2012 with respect to fiscal year 2011 bonus compensation.

(2)
Represents contributions made by the Company in 2011 with respect to 2010 compensation pursuant to its DCP. Pursuant to the plan, the Company contributed 4.5% of each participant's total cash compensation that exceeded the statutory maximum compensation for 401(k) plan participation ($245,000 in 2010) provided that the participant had made the maximum allowable deductible contribution to his 401(k) account ($16,500 in 2010). These amounts are included in the Summary Compensation Table as "Other Compensation."

The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of publicly available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Elections for deferrals of base salary must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made six months prior to the end of the applicable performance period or within 30 days of becoming eligible for the plan. Non-employee directors may also defer up to 100% of their fees into the DCP.

Payments from the DCP automatically begin upon termination of employment, or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Participants also may elect to make an in-service withdrawal during each open enrollment period. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments Upon Termination or Change of Control as of End of 2011
The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon certain terminations of employment or in connection with change in control of the Company, pursuant to each executive's employment agreement in effect at year end. The table assumes that the triggering event occurred on December 31, 2011 and uses a share price of $14.50, the closing price of our Class A common stock on December 30, 2011, the last trading day of the year.

Name	Benefit	Termination Without Cause or Resignation for Good Reason(1) ($)	Death ($)	Disability ($)	Change of Control ($)	Termination Following Change of Control ($)
Noah Gottdiener	Salary	800,000	—	—	—	1,600,000
	Bonus	1,200,000	—	—	—	2,400,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	2,480,950	2,480,950	2,480,950	1,097,737	2,480,950
	Benefits Continuation	23,698	—	47,396	—	23,698
	Total Value	4,504,648	2,480,950	2,528,346	1,097,737	6,504,648

Patrick M. Puzzuoli	Salary	350,000	—	—	—	350,000
	Bonus	350,000	—	—	—	350,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	—	—	—	—	381,466
	Benefits Continuation	20,774	—	—	—	20,774
	Total Value	720,774	—	—	—	1,102,240

Jacob L. Silverman	Salary	500,000	—	—	—	1,000,000
	Bonus	562,500	—	—	—	1,125,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	996,455	996,455	996,455	182,918	996,455
	Benefits Continuation	23,698	—	47,396	—	23,698
	Total Value	2,082,653	996,455	1,043,851	182,918	3,145,153

Brett A. Marschke	Salary	450,000	—	—	—	900,000
	Bonus	506,250	—	—	—	1,012,500
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	1,088,689	1,088,689	1,088,689	308,908	1,088,689
	Benefits Continuation	23,698	—	47,396	—	23,698
	Total Value	2,068,637	1,088,689	1,136,085	308,908	3,024,887

Edward S. Forman	Salary	400,000	—	—	—	800,000
	Bonus	450,000	—	—	—	900,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	703,497	703,497	703,497	—	703,497
	Benefits Continuation	23,698	—	47,396	—	23,698
	Total Value	1,577,195	703,497	750,893	—	2,427,195

_______________

(1)
On March 7, 2011, Mr. Puzzouli entered into a letter agreement with the Company defining certain terms of his employment. Pursuant to the terms of this agreement, Mr. Puzzuoli is not entitled to benefits resulting from Resignation for Good Reason.

See "Employment Agreements with Certain Executive Officers" below for a complete description of the terms of the employment agreements and amounts due upon termination.

Employment Agreements with Certain Executive Officers
As noted above, on July 17, 2007, Duff & Phelps, LLC entered into employment agreements with each of Messrs. Gottdiener, Silverman, Marschke and Forman. Each of the agreements became effective on September 27, 2007, the date that our registration statement with respect to our initial public offering became effective, and had an initial term that ended on December 31, 2010, with automatic one-year renewal periods thereafter.

These employment agreements provide that in the event of an automatic renewal after December 31, 2010, the Compensation Committee shall have the discretion to design the incentive compensation program for such Named Executive Officers in a manner which is consistent with comparable companies with comparable financial results. The employment agreements also provide that each of the Named Executive Officers will be eligible to participate in company benefit plans relating to, among other things, options, equity purchase, pension, profit sharing, employee equity ownership and group life insurance.

Pursuant to the employment agreements, if a Named Executive Officer's employment terminates prior to the expiration of the term by us for "cause" (as defined in the employment agreements) or is terminated by such executive without "good reason" (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination.

If a Named Executive Officer's employment terminates prior to the expiration of the term due to death or "disability" (as defined in the employment agreements), such executive would be entitled to receive any base salary earned, but unpaid through the date of termination, any pro rata portion of the annual bonus up to the date of such termination, acceleration of vesting of the awards of restricted stock paid as part of an annual bonus (other than acceleration of vesting with respect to the matching portion of any award), and acceleration of any unvested equity awarded to such executive prior to the date of the employment agreement.

If a Named Executive Officer retires after reaching retirement age (generally 65 years of age or 55 years of age with 15 years of service to us or a subsidiary) such executive would be entitled to receive any base salary earned but unpaid through the date of termination, and, if such executive signs a general release of liability, any unvested equity awarded to such executive under the employment agreement would become vested.

If a Named Executive Officer's employment is terminated prior to the expiration of the term by us without cause or by such executive for good reason, and such executive signs a general release of liability, such executive would be entitled to: (i) any base salary earned, but unpaid through the date of termination and a payment equal to such executive's annual base salary as of the date of termination; (ii) the amount of the most recent annual bonus earned by such executive or, if higher, the target bonus amount as of the date of termination; (iii) any pro rata portion of the annual bonus up to the date of termination (to the extent otherwise earned); (iv) full and immediate vesting of any equity or equity-based awards (including stock options) then held by such executive; (v) should such executive elect continuation of the medical and dental benefits under COBRA, payment of such executive's costs for such coverage for a period of up to one year following the date of termination; and (vi) any other amounts or benefits required to be paid or provided, or which such executive is entitled to receive, as of the date of termination, as provided for under any plan, program, policy, contract or agreement of the Company or any subsidiaries, including any severance plan or policy which is then applicable to such executive.

If a Named Executive Officer's employment is terminated prior to the expiration of the term and within 18 months following a "change in control" (as defined in the employment agreements) and such executive signs a general release of liability, (unless such termination is for cause, by reason of death or disability, or by such executive without good reason) such executive would be entitled to the same payments and benefits as if terminated without cause, and would be entitled to an additional amount equal to the executive's annual base salary as of the date of termination and the amount of the most recent annual bonus earned by such executive or, if higher, the target bonus amount as of the date of termination. For purposes of the employment agreements, change in control generally includes circumstances in which any person acquires 50% of our voting securities, if the directors as of the effective date of the agreement fail to constitute a majority of our board of directors, if there is a merger or acquisition of the Company or any of our subsidiaries, or if our stockholders approve a sale or liquidation of the Company or an agreement to sell or dispose of substantially all of our assets is consummated.

Our Named Executive Officers are also entitled to tax gross-up payments in the event that compensation to such executive is assessed an excise tax on "excess parachute payments" under Section 280G of the Code or in the event that an excise tax is assessed under Section 409A of the Code (despite the full cooperation of the Named Executive Officers to ensure compliance with Section 409A).

Pursuant to the employment agreements, our Named Executive Officers are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, our Named Executive Officers are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, each of our Named Executive Officers will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which we conducted significant business during the 12-month period immediately preceding the subject termination of employment (i) that competes with any business actively conducted in such area by us and (ii) that is of the type of business activity in which the Named Executive Officer was engaged on our behalf. In addition, during the term of employment and during the two-year period immediately after employment is terminated, each of our Named Executive Officers is prohibited from soliciting our employees for hire and from soliciting business from our clients.

We have also agreed in the employment agreements to indemnify our Named Executive Officers for liability arising from the fact that they were employed by us or acting on our behalf (other than liability incurred as a result of such Named Executive Officer's gross negligence or willful misconduct).

Letter Agreement with Mr. Puzzuoli Governing Severance Compensation
On March 7, 2011, the Company appointed Mr. Puzzuoli to the role of executive vice president and chief financial officer. In connection with his appointment, Mr. Puzzuoli agreed to terms of employment which provide for an annual base salary of $350,000 and cash and equity incentive compensation to be determined by the Compensation Committee. Also in connection with his appointment, Mr. Puzzouli entered into a letter agreement with the Company (the "Puzzuoli Letter Agreement") defining certain terms of his employment in the event he is terminated without "Cause" (as defined in the Puzzuoli Letter Agreement) or following a "Change of Control" (as defined in the Puzzuoli Letter Agreement). Upon the occurrence of a termination without "Cause" by the Company, Mr. Puzzuoli's severance compensation includes payment of an amount equal to (a) any accrued but unpaid salary as payable through such date of termination plus (b) his annual base salary as of the effective date of such termination. In addition, in the event his employment with the Company is terminated other than for Cause prior to the one year anniversary of the Puzzuoli Letter Agreement, Mr. Puzzuoli shall be entitled to receive an additional lump sum payment equal to the pro-rated amount of his target cash bonus for the portion of any period for which his cash bonus has not yet been paid.

Compensation and Risk-Taking
The Compensation Committee takes potential business risks into consideration when it reviews and approves named executive officer compensation. The Compensation Committee structures compensation so that unnecessary or excessive risk-taking behavior is discouraged, and behaviors correlated with long-term value creation are encouraged. This is accomplished in several ways:

•	The Company provides both annual cash incentive and long-term incentive opportunities, with the long-term incentive plans providing the highest potential for earnings.

•	Restricted stock and performance-based restricted stock grants have three-year vesting provisions, improving employee retention and fostering a long-term emphasis on the Company's performance.

•	The annual cash incentive plan has a maximum payment of 200% of the target amount, limiting cash compensation exposure, and uses multiple performance goals.

•
The Compensation Committee has adopted an executive recoupment “clawback” policy, giving the board the authority to reclaim any incentive payments to a Named Executive Officer that were made based on financial results that were subsequently restated.

•	The Compensation Committee adopted share ownership guidelines for the chief executive officer and has had share maintenance requirements since 2007.

Compensation Committee Interlocks and Insider Participation
During 2011, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the Exchange Act.

Certain Relationships and Related Transactions
It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC's related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC's related person disclosure requirements between the Company and a board member or a principal stockholder, and members of their immediate families.

In addition, the Company has a Code of Business Ethics (the "COBE") which applies to directors and employees and their family members. The COBE may be found on our webpage at www.duffandphelps.com under the Investor Relations tab and is available in print to any stockholder who requests a copy by writing to the Company's secretary. The COBE, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting ownership of interests in certain other businesses, trading in client securities, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or the Company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the chief compliance officer and, in the case of directors, by the Audit Committee. The COBE also prohibits the Company from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

APPROVAL OF THE COMPANY'S EXECUTIVE INCENTIVE PLAN
FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

At the Annual Meeting, stockholders will be asked to approve the Duff & Phelps Corporation Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan is designed to provide incentive compensation to executive officers of the Company through bonus opportunities payable upon attainment of objectively determinable performance goals related to the Company, business unit and/or individual performance. The Incentive Plan is intended to permit the grant of awards which qualify as "qualified performance-based compensation" within the meaning of Section 162(m).

Background
Section 162(m) generally limits the Company's tax deductions with respect to compensation in excess of $1,000,000 per year paid to our chief executive officer and our three other most highly compensated executive officers (other than our chief financial officer) at the end of our fiscal year (each a "Covered Employee"). Under Section 162(m), an exemption from this deduction limit is provided for compensation which constitutes "qualified performance-based compensation" under Section 162(m). The Incentive Plan is designed so that awards under the plan can qualify as "qualified performance-based compensation" for purposes of Section 162(m). Among other things, Section 162(m) requires that “qualified performance-based compensation” be paid solely on account of the attainment of one or more pre-established, objective, performance goals and that the material terms of the performance goals under which the compensation is to be paid are disclosed to shareholders and subsequently approved by a majority of shareholders in a separate shareholder vote before the compensation is paid.

In March 2012, the Compensation Committee approved the Incentive Plan, subject to stockholder approval, and the Board recommends that the stockholders approve the Incentive Plan. If our stockholders do not approve the Incentive Plan at the Annual Meeting, the Incentive Plan will not go into effect and the awards described below under “New Plan Benefits” will be cancelled. In that case, the Company will consider whether or not to implement other methods of providing incentives to our executive officers, however any such alternative compensation may not be fully deductible by the Company due to the operation of Section 162(m).

The following description of the material terms of the Incentive Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this proxy statement as Appendix I.

Description of the Incentive Plan
Administration. The Incentive Plan is administered by the Compensation Committee, which is composed entirely of non-employee directors who meet the criteria of "outside director" set forth under Section 162(m). The Compensation Committee's powers include the authority, within the limitations set forth in the Incentive Plan, to select the eligible employees to be granted awards, determine the performance period applicable to awards, establish the performance goals for each participant for each performance period, determine the amount of each award and the payout formula for each award and to determine the other terms and conditions of the awards. The Compensation Committee must also certify whether or the extent to which the performance goals established under the Incentive Plan were achieved. The Compensation Committee may provide that awards be paid in cash or in restricted or unrestricted shares of, or units with respect to, the Company's common stock, which shares would be issued under the Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan, as amended. The Compensation Committee also has the authority to interpret the Incentive Plan and adopt rules for the administration of the Plan. The Compensation Committee may make equitable adjustment to awards to reflect the impact of extraordinary events, provided that no such adjustment shall be permitted to the extent the adjustment would result in an award failing to continue to constitute “qualified performance-based compensation” for purposes of Section 162(m).

Eligibility. Participation in the Incentive Plan is limited to the executive officers of the Company. Currently, the Company has five executive officers.

Performance Goals. The performance goals relating to awards granted to Covered Employees will be objective and measurable goals determined by the Compensation Committee based on one or more of the following measures (which shall be applicable to the organizational level specified by the Compensation Committee, including, but not limited to, the Company, Duff & Phelps Acquisitions, LLC or a unit, division, group, or subsidiary of the Company): earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock of the Company, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group The foregoing measures may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine.

Negative Discretion. Notwithstanding the attainment of a target or other specified level of performance established for an award, the Compensation Committee has the discretion to reduce, but not increase, some or all of the award that would otherwise be paid to a Covered Employee. With respect to other participants, the Compensation Committee has the discretion to reduce or increase the amount of the actual award paid.

Maximum Award. A participant may not receive more than $5.0 million under the Incentive Plan in any fiscal year.

Clawback. Awards under the Incentive Plan may be made subject to any compensation recoupment or “clawback” policy of the Company, which could result in the Company having the right to recoup incentive awards from a Participant if there is a material restatement of the Company's financial results.

Amendment and Termination. The Compensation Committee may amend or terminate the Incentive Plan at any time so long as any amendment would not cause amounts payable under the Plan to fail to qualify as "qualified performance-based compensation" within the meaning of Section 162(m).

Duration of the Incentive Plan. No awards may be granted under the Plan after April 19, 2017, which is five years after the expected date of stockholder approval of the Incentive Plan. Awards granted to participants prior to that date will remain in effect after that date in accordance with their terms.

New Plan Benefits
The amounts that will be received by our executive officers under the Incentive Plan, if the Plan is approved by stockholders, are not determinable at this time and will be based on the achievement of performance goals. With respect to 2012, the bonus opportunities under the Incentive Plan are as follows:

Name and Position	Dollar Value(1) ($)
Noah Gottdiener	5,000,000
Chairman of the Board, Chief Executive Officer & President

Patrick M. Puzzuoli	5,000,000
Executive Vice President & Chief Financial Officer

Jacob L. Silverman	5,000,000
Executive Vice President For Corporate Development & Segment Leader of Investment Banking (Former Chief Financial Officer)

Brett A. Marschke	5,000,000
Executive Vice President & Chief Operating Officer

Edward S. Forman	5,000,000
Executive Vice President, General Counsel & Secretary

All executive officers as a group (five persons)	25,000,000

Continued. . . .

Name and Position	Dollar Value(1) ($)
Non-Executive Director Group	N/A

Non-Executive Officer Employee Group	N/A
_______________

(1)
Represents maximum award payable under the Incentive Plan for 2012, assuming maximum attainment of performance goals and no exercise of discretion by the Compensation Committee to reduce amounts otherwise payable.

Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m).

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE COMPANY'S
AMENDED AND RESTATED 2007 OMNIBUS STOCK INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve amendments to our Amended and Restated 2007 Omnibus Stock Incentive Plan (the "Plan"). If the amendments are not approved, the amendments will not become effective and the Plan will continue to be administered without regard to the amendments.

The following summaries of the proposed amended Plan are qualified in their entirety by reference to the full text of the proposed amended Plan, attached hereto as Appendix II.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED 2007 OMNIBUS STOCK INCENTIVE PLAN.

Proposed Material Plan Amendments
The Plan is being submitted to the Company's stockholders in order to: (1) authorize an increase in the number of shares reserved for issuance under the Plan by 6,000,000 shares of Class A common stock so that a total of 17,150,000 shares of Class A common stock in the aggregate will be reserved for issuance under the Plan; (2) authorize a Plan provision that expressly prohibits the repricing of certain awards without stockholder approval and (3) reapprove performance criteria which may be used under the plan for granting awards of qualified performance based compensation for purposes of Section 162(m).

Increase to the Maximum Number of Shares of Class A Common Stock Issuable Under the Plan
The board of directors believes the approval of the amendments to the Plan and the increase in authorized shares under the Plan is necessary to meet the Company's objectives to continue to attract and retain the officers, employees, non-employee directors and consultants of the Company and its subsidiaries and to encourage and enable them to acquire a proprietary interest in the Company. The Board believes that providing such persons with a direct stake in the Company helps assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company. Adoption of the Plan will enable the Company to continue to award such incentives into the future.

If this Proposal 3 is adopted, a maximum of 17,150,000 shares of Class A common stock will be reserved for issuance under the Plan. The Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. This is the only equity plan established by the Company. If this Proposal is approved, this increase of 6,000,000 shares in the amount of shares reserved for issuance represents approximately 14% of the outstanding shares of Class A Common Stock of the Company as of the Record Date. The purpose of this increase is to secure an adequate number of shares for future awards for the next several years.

The Board believes that existing equity grants have contributed substantially to achievement of the Company's success and that the future granting of equity awards will continue to contribute to the Company's success and is comparable with the practices of other financial services companies. If the amendments to our Plan our approved, the Company will have additional authorized shares of Class A common stock available for future grants, for acquisitions and new hires and to encourage retention of existing officers, employees, non-employee directors and consultants.

As of the Record Date, 3,041,309 shares of Class A common stock remain available for future issuance under the Plan. In addition, as of that date, 1,583,737 options, 4,140,741 time-based restricted stock awards, 182,780 performance-based restricted stock awards, 449,422 time-based restricted stock units and 22,130 performance-based restricted stock units are outstanding.

Elimination of Repricing Provision
This Proposal, if approved, also inserts a Plan provision that expressly prohibits the Compensation Committee from (i) reducing the exercise price of options or stock appreciation rights ("SARs") or (ii) otherwise effecting a repricing of options or SARs through cancellations and re-grants, actions the Compensation Committee has never taken.

Section 162(m) and Approval of Performance Criteria
Section 162(m) denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly held corporation to the following individuals who are employed at the end of the corporation's taxable year ("Covered Employees"): the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met.

Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment of any such compensation, and that the plan be administered by "outside directors." Accordingly, if the amendments to the Plan are approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, certain compensation paid to Covered Employees pursuant to the Plan may be paid in a manner so that it is not be subject to the deduction limit of Section 162(m). We are asking in this Proposal for your approval of the amendments to the Plan and the performance goals that are applicable under the Plan where an award is intended to qualify as performance-based compensation under Section 162(m).

Specifically, to comply with the requirements of Section 162(m), we are seeking stockholder approval of our existing performance criteria listed below. If this Proposal is approved, awards intended to be performance based (whether or not those awards are otherwise intended to comply with Section 162(m) of the Code) may be based on any of the following criteria, including any combination thereof, and these criteria may be applicable to the organizational level specified by the Compensation Committee, including the Company, D&P Acquisitions or a unit, division, group, or Subsidiary of the Company:

•	earnings before interest, taxes, depreciation and amortization;
•	net income/(loss) (either before or after interest, taxes, depreciation and/or amortization);
•	changes in the market price of the stock;
•	economic value-added;
•	funds from operations or similar measure;
•	sales or revenue;
•	acquisitions or strategic transactions;
•	operating income/(loss);
•	cash flow (including, but not limited to, operating cash flow and free cash flow);
•	return on capital, assets, equity, or investment;
•	stockholder returns;
•	return on sales;
•	gross or net profit levels;
•	productivity;
•	expense;
•	margins;
•	operating efficiency;
•	customer satisfaction;
•	working capital;
•	earnings/(loss) per share of sock;
•	sales or market shares and number of customers; and
•	any of one or more of the above, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Corporate Governance Standards
The Corporate Governance Standards provide that stockholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto. The Plan is an equity compensation plan (i.e., a plan that provides for the delivery of shares of Class A common stock to our employees as compensation for their services) and we are asking in this Proposal for your approval of the amendments to the Plan in compliance with the Corporate Governance Standards.

Summary of Remaining Material Provisions of the Plan Taking Into Account this Proposal
Purposes
The principal purpose of the adoption of the amendments to the Plan is to enable us to continue to attract and retain our officers, employees, non-employee directors and consultants and to continue to encourage and enable them to acquire a proprietary interest in the Company. The Plan permits us and our subsidiaries to make grants of "incentive stock options," within the meaning of Section 422 of the Code, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, dividend equivalent rights and other stock-based awards, or any combination of the foregoing.

Shares Available for Awards
As discussed above, if this Proposal is adopted, an additional 6,000,000 shares of Class A common stock will be made available for issuance, which will result in a maximum of 17,150,000 shares of Class A common stock reserved for issuance under the Plan. The number of shares reserved under the Plan is also subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

No more than one-half of the authorized number of shares may be issued in the form of incentive stock options. In addition, no more than one-half of the authorized number may be granted to any one individual during any calendar year.

Any shares subject to an award granted under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Plan. Notwithstanding the foregoing, shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding may not again be made available for issuance as awards under the Plan. In addition,

•	Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the Plan; and
•
Upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option award will be surrendered. Likewise, upon exercise of an option with respect to which a tandem stock appreciation right is outstanding, the related stock appreciation right will terminate and no longer be exercisable.

•
Substitute awards granted in connection with the acquisition by or merger or consolidation with the Company or a subsidiary with another entity will not count against the maximum shares reserved for issuance under the Plan. (See discussion of "Mergers and Other Transactions" below.)

Administration of the Plan
The Plan will be administered by the Compensation Committee of our board of directors. The Compensation Committee may interpret the Plan and may make all determinations necessary or desirable for its administration and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the Plan.

Eligibility
All full-time and part-time officers, employees, non-employee directors, members and consultants of the Company, D&P Acquisitions and subsidiaries are eligible to participate in the Plan.

Types of Awards
The following awards may be granted under the Plan:

•	incentive stock options and nonqualified stock options	•	dividend equivalent rights
•	stock appreciation rights	•	performance-based awards
•	restricted stock	•	other stock-based awards
•	deferred stock awards

Options. We may issue incentive stock options or non-qualified stock options under the Plan. The exercise price of stock options awarded under the Plan may not be less than 100% of the fair market value of Class A common stock on the date of the option grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

Stock Appreciation Rights. SARs may be granted under the Plan. SARs allow the participant to receive the appreciation in the fair market value of Class A common stock between the exercise date and the date of grant in the form of shares of Class A common stock. The exercise price of SARs awarded under the Plan may not be less than 100% of the fair market value of Class A common stock on the date of grant. The Compensation Committee determines the terms of SARs, including when such rights become exercisable and the period of time, if any, after retirement, death, disability or other termination of employment during which SARs may be exercised.

Restricted Stock and Deferred Stock. Restricted stock and deferred stock awards may also be granted under the Plan. Restricted stock awards are shares of Class A common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance criteria or goals. Shares of restricted stock that do not satisfy the vesting conditions are subject to our right of repurchase or forfeiture. Deferred stock awards are stock units entitling the participant to receive shares of Class A common stock paid out on a deferred basis and subject to such restrictions and conditions as the Compensation Committee shall determine. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance criteria or goals. Deferred stock awards that do not satisfy the vesting conditions are subject to forfeiture.

Dividend Equivalent Rights. Dividend equivalent rights may also be granted under the Plan. These rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of Class A common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Other Stock-based Awards. Other stock-based awards under the Plan will include awards that are valued in whole or in part by reference to shares of Class A common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, membership units in a subsidiary or D&P Acquisitions, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership units. We may make certain awards in the form of long-term incentive units, or "LTIP units." LTIP units will be issued pursuant to a separate series of units in D&P Acquisitions. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under the Plan, will be valued by reference to the value of Class A common stock, and will be subject to such conditions and restrictions as the Compensation Committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance criteria, goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of Class A common stock underlying the LTIP unit award or other distributions from D&P Acquisitions, and the Compensation Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class A common stock or LTIP units. Other stock-based awards may also be issued as payment of awards earned under the Duff & Phelps Corporation Executive Incentive Plan. These awards may consist of restricted or unrestricted shares of Class A common stock.

LTIP units may be structured as "profits interests" for federal income tax purposes, in which case we would not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of Class A common stock reserved under the Plan, thereby reducing the number of shares of Class A common stock available for other equity awards on a one-for-one basis. However, the Compensation Committee has the authority under the Plan to determine the number of shares of Class A common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, D&P Acquisitions "capital account allocations," to the extent set forth in the LLC Agreement, the Code or Treasury Regulations, value accretion factors and conversion ratios.

Performance-based Awards. The Compensation Committee may grant awards that are intended to be performance-based awards under Section 162(m) of the Code. The performance criteria are described and listed above.

Transfer Restrictions
Unless the Compensation Committee provides otherwise, the Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime.

Mergers and Other Transactions
In the case of a "Sale Event" (defined in the Plan to include, among other things, the dissolution or liquidation of the Company, the sale of all or substantially all of the assets of the Company to an unrelated person or entity, a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity), the Compensation Committee has the right to accelerate the vesting and /or exercisability of all outstanding awards. Upon the effective time of the Sale Event, the Plan and all outstanding awards granted will terminate, unless in connection with the Sale Event, the parties to the event have otherwise provided for the assumption or continuation of awards by the successor entity, or the substitution of such awards with new awards of the successor entity or its parent, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as the parties agree (after taking into account any acceleration). In the event of a Sale Event pursuant to which holders of the Stock receive upon consummation a cash payment for each share surrendered in the Sale Event, the Company has the right, but not the obligation, to make a cash payment to the grantees holding options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Compensation Committee of the consideration payable per share of Stock pursuant to the Sale Event (the "Sale Price") times the number of shares of Stock subject to outstanding options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options and SARs.

The Compensation Committee may grant awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. The Compensation Committee may direct that the substitute awards be granted on such terms and conditions as the Compensation Committee considers appropriate in the circumstances. Any substitute awards granted under the Plan will not count against the maximum number of shares available for issuance under the Plan.

Plan Amendment and Termination
The terms of the Plan provide that we may amend, suspend or terminate the Plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. As described above, no new awards will be made under the Plan after the tenth anniversary of the date on which stockholder approval is received. The Proposal, if approved, expressly prohibits the Compensation Committee to reduce the exercise price of options or SARs or effect repricing through cancellation and re-grants at its discretion without stockholder approval.

S-8 Registration
We intend to file with the SEC a registration statement on Form S-8 covering the additional shares of Class A common stock issuable under the Plan following approval of this Proposal.

Certain Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of the Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant's individual circumstances.

Incentive Stock Options ("ISOs")
A participant will not recognize any ordinary income (and the Company will not be permitted any deduction) upon the grant or timely exercise of an ISO. However, the amount by which the fair market value of Stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item that increases the participant's "alternative minimum taxable income."

Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a 50% -or-more owned subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled participant, and without limit in the case of death). The tax consequences of an untimely exercise of an ISO will be determined in accordance with rules applicable to nonqualified stock options, discussed below.

If Stock acquired pursuant to the timely exercise of an ISO is later disposed of, and if the Stock is a capital asset of the participant, the participant generally will recognize short-term or long-term capital gain or loss (depending upon the length of time such shares were held by the participant) equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the Stock by the participant.

If, however, Stock acquired pursuant to the timely exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date the Stock is transferred to him or her upon exercise (a "disqualifying disposition"), any gain realized by the participant generally will be taxable at the time of the disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the Stock on the date the ISO is exercised or the amount realized on the disqualifying disposition and (ii) if the Stock is a capital asset of the participant, as short-term or long-term capital gain (depending upon the length of time the shares were held by the participant) to the extent of any excess of the amount realized on the disqualifying disposition over the sum of the exercise price and any ordinary income recognized by the participant. In this case, the Company may claim an income tax deduction at the time of the disqualifying disposition for the amount taxable to the participant as ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights
The grant of nonqualified stock options and SARs will not result in income taxable to the participant or provide a deduction to the Company. However, the exercise of a nonqualified stock option or SAR results in taxable income to the holder, and the Company generally is entitled to a corresponding deduction. At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the stock option's exercise price. At the time of the exercise of a SAR, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the participant upon exercise.

Payment of Exercise Price in Shares
If an option is exercised through the use of Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

Restricted Stock
A participant who is granted a restricted stock award will not be taxed upon the acquisition of these shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any restricted stock awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The Company generally will be entitled to a corresponding deduction when the value of the award is included in the recipient's taxable income. The basis of the restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Restricted Stock Units
A participant who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or shares pursuant to a restricted stock unit, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received, and the Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Performance Awards
A recipient of a performance award will generally realize ordinary income at the time shares are transferred or cash is paid to the participant with respect to that award and the Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Other Types of Awards
With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and the fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

Employment Tax
In general, the amount that a participant recognizes as ordinary income under an award also is treated as “wages” for purposes of the Federal Insurance Contributions Act (“FICA”). The participant and the Company must pay equal amounts of federal employment tax under FICA with respect to the participant's wages.

Deductibility Limit on Compensation in Excess of $1 Million
Section 162(m) generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” (the chief executive officer and the three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m). As noted above, performance-based awards granted under the Plan may be intended to be excluded from computation of the $1 million limitation.

Section 409A of the Code
The American Jobs Creation Act of 2004 added Section 409A to the Code, which imposes restrictions on “nonqualified deferred compensation.” Code Section 409A generally applies to amounts deferred after December 31, 2004. Generally, options and SARs with an exercise price at least equal to the fair market value of the underlying stock on the date of grant and restricted stock will not be considered deferred compensation if such awards do not include any other feature providing for the deferral of compensation. Failure to follow the provisions of Section 409A of the Code can result in taxation to the grantee of a 20% excise tax and interest on the taxable amount and, depending on the state, additional state taxes. It is intended that payments and benefits under the Plan comply with or be exempt from Section 409A of the Code.

On February 29, 2012 the closing price of the Company's common stock on the NYSE was $13.76 per share.

New Plan Benefits
Future grants under the Plan are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable. Information pertaining to awards outstanding under the Plan and shares available as of February 21, 2012 are depicted in the table included under the caption "EXECUTIVE COMPENSATION — Equity Compensation Plan Information."

The table below sets forth the number and value of performance-vested and time-vested restricted shares that we anticipate will be awarded under the Plan during the first quarter of 2012.

Name	Number of Performance-Vested Restricted Shares Granted During First Quarter of 2012 (#)	Number of Time-Vested Restricted Shares Granted During First Quarter of 2012 (#)
Noah Gottdiener(1)	58,138	29,069
Patrick M. Puzzuoli(1)	19,076	6,359
Jacob L. Silverman(1)	27,252	13,626
Brett A. Marschke(1)	27,252	12,263
Edward S. Forman(1)	23,164	10,901
All executive officers as a group (five persons)(1)	154,882	72,218
Non-Executive Director Group(1)	N/A	(2)
Non-Executive Officer Employee Group(1)	82,354	1,318,725
_______________

(1)
Shares previously awarded under the plan since inception totaled 405,729 for Mr. Gottdiener; 59,639 for Mr. Puzzuoli; 250,326 for Mr. Silverman; 241,441 for Mr. Marschke; 219,764 for Mr. Forman; 1,176,899 for all executive officers as a group (five persons); 86,561 for the non-executive director group and 6,845,231 for the non-executive officer employee group (net of forfeitures). These shares previously awarded comprised Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Performance Awards.

(2)
We anticipate that each non-executive director will receive an annual grant of time-vested restricted shares with a value of $75,000 based on the closing stock price on the day prior to the annual stockholders meeting on April 19, 2012. These restricted shares will vest ratably over four years subject to continued service on the board of directors. The number of shares underlying such awards is not determinable at this time.

Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED 2007 OMNIBUS STOCK INCENTIVE PLAN.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

KPMG LLP, which has been the independent registered public accounting firm for the Company, has been appointed by the Audit Committee as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2012. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal by shares of Class A and Class B common stock voting together as a single class once a quorum is present. Abstentions will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERTED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's and its predecessors' annual financial statements for the years ended December 31, 2010 and 2011 and fees for other services rendered by KPMG LLP during those periods:

	2010 ($)	2011 ($)
Audit Fees	2,073,290	1,639,405
Audit Related Fees	25,000	35,000
Tax Fees	—	—
All Other Fees	—	—
Total	2,098,290	1,674,405

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of the Company and its predecessors; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our initial public offering and subsequent registration statements and prospectuses.

Audit Related Fees—services with respect to audits of the Company's defined contribution plan and agreed upon procedures related to the calculation of SIPC fees.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor's independence and has determined such services for fiscal years 2010 and 2011 were compatible.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company's financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Company's management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, KPMG LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Company's finance department and management of the Company, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of the Company's systems of internal control for the fiscal year ended December 31, 2011.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2011:

•
Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2011. Management has the primary responsibility for such financial statements and press releases.

•	Discussed with the independent auditors the matters requiring discussion under all relevant professional and regulatory standards.

•	Received the written disclosures and the letter from the independent auditors and discussed with the independent auditors their independence under all relevant professional and regulatory standards.

In reliance on the committee's review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

William R. Carapezzi, Chairman
Robert M. Belke
John A. Kritzmacher
Harvey M. Krueger

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the named proxies to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, e-mail or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By order of the Board of Directors

Edward S. Forman, Secretary
New York, New York
March 5, 2012

APPENDIX I

DUFF & PHELPS CORPORATION
EXECUTIVE INCENTIVE PLAN

SECTION 1. PURPOSE AND EFFECTIVE DATE

1.1
Purpose of this Plan. The purpose of this Duff & Phelps Corporation Executive Incentive Plan (this "Plan") is to provide incentive compensation to executive officers of Duff & Phelps Corporation (the "Company") through bonus awards payable upon attainment of objectively determinable performance goals related to Company, business unit and/or individual performance. This Plan is intended to permit the grant of awards which qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

1.2
Effective Date. This Plan is effective as of March 1, 2012 (the "Effective Date"), subject to the approval of the stockholders of the Company in accordance with applicable law at the annual meeting of the Company's stockholders in 2012.

SECTION 2. DEFINITIONS

2.1	Definitions. The capitalized terms used in this Plan and not otherwise defined will have the meanings set forth below:

(a)	"Actual Award" means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, determined in accordance with Section 3.6.

(b)	"Board" means the Board of Directors of the Company.

(c)	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d)
"Committee" means (i) the Compensation Committee of the Board or (ii) if no Compensation Committee exists, then a committee of Board members appointed by the Board to administer this Plan in accordance with Section 5.1. The Committee will consist of not less than two members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee must qualify as an "outside director" within the meaning of Section 162(m) and the underlying regulations.

(e)
"Covered Employee Participant" means any Participant who is reasonably expected to be a "covered employee" within the meaning of Section 162(m)(3) of the Code with respect to any Performance Period in which the Company would be entitled to take a compensation deduction for an Actual Award to such Participant (determined without regard to the limitation on deductibility imposed by Section 162(m)).

(f)
"Covered Employee Performance Goals" means objective and measurable performance goals determined by the Committee, in its discretion, to be applicable to a Covered Employee Participant for a Performance Period. As determined by the Committee, the Covered Employee Performance Goals for any award may provide for a targeted level or levels of achievement using one or more of the following measures (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, Duff & Phelps Acquisitions, LLC or a unit, division, group, or Subsidiary of the Company): earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock of the Company (the “Stock”), economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The foregoing measures may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Covered Employee Performance Goals may differ from Covered Employee Participant to Covered Employee Participant and from award to award.

(g)	"Determination Date" means the 90th day of any Performance Period, or, if earlier, the date prior to the date upon which 25% of the Performance Period has elapsed.

(h)
"Eligible Employee" means any executive officer of the Company who is required at the time a Performance Period commences to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(i)	"Fiscal Year" means the fiscal year of the Company.

(j)	"Maximum Award" means the maximum award of $5.0 million that a Participant may receive in any Fiscal Year.

(k)	"Other Participant" means a Participant who is not a Covered Employee Participant.

(l)
"Other Participant Performance Goals" means the performance goals determined by the Committee, in its discretion, to be applicable to an Other Participant for a Performance Period. As determined by the Committee, the Other Participant Performance Goals may provide for a targeted level or levels of achievement using one or more of the Covered Employee Performance Goals or any other performance measures. The Other Participant Performance Goals may differ from Other Participant to Other Participant and from award to award.

(m)	"Participant" means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in this Plan for such Performance Period.

(n)
"Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.3 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(o)	"Performance Goal" means a Covered Employee Performance Goal or an Other Participant Performance Goal, as the case may be.

(p)
"Performance Period" means any Fiscal Year or other period determined by the Committee pursuant to Section 3.2(a) over which achievement of Performance Goals will be measured. A Performance Period may be a one-year period or any longer or shorter period, and may differ from Participant to Participant and from award to award.

(q)
"Termination of Service" means a cessation of the employee-employer relationship between an Eligible Employee and the Company and its subsidiaries for any reason, including, without limitation, a termination by resignation, discharge, death, disability, retirement, or the sale of any subsidiary or other affiliate of the Company or the sale of a business unit or division of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or any subsidiary or other affiliate of the Company.

SECTION 3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1
Selection of Participants. The Committee, in its sole discretion, will select the Eligible Employees of the Company who will be Participants for any Performance Period. Participation in this Plan is in the sole discretion of the Committee. An Eligible Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2	Determination of Performance Period and Performance Goals.

(a)	The Committee, in its sole discretion, will determine the Performance Period applicable to awards made to Participants under this Plan.

(b)
The Committee, in its sole discretion, will establish the Performance Goals for each Participant for each Performance Period. Such Performance Goals will be set forth in writing and shall be set forth at a time when the attainment of the applicable Performance Goals are substantially uncertain.

(c)
The Committee, in its sole discretion, may specify that the achievement of the Performance Goals will be determined without regard to the negative or positive effect of certain events, including, without limitation, any of the following: (i) charges for extraordinary items and other unusual or non-recurring items of loss or gain; (ii) asset impairments; (iii) litigation or claim judgments or settlements; (iv) changes in the Code or tax rates; (v) changes in accounting principles; (vi) changes in other laws, regulations or other provisions affecting reported results; (vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities; (viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt; and (ix) foreign currency exchange gains or losses; provided that any such determination by the Committee with respect to a Covered Employee Participant shall be made in a manner that is consistent with the provisions of Section 162(m) and the regulations and guidance promulgated thereunder.

3.3
Determination of Payout Formula. The Committee, in its sole discretion, will establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant for each Performance Period. Each Payout Formula will (a) be in writing and (b) provide for the payment of a Participant's Actual Award based on whether or the extent to which the Performance Goals for the Performance Period are achieved. Notwithstanding the foregoing, in no event will a Covered Employee's Actual Award for any Performance Period exceed the Maximum Award.

3.4
Determination of Maximum Awards. The Committee, in its sole discretion, may establish a separate Maximum Award for a Participant (subject to the limit set forth in Section 2.1(m)). Any such Maximum Award will be set forth in writing.

3.5	Date for Determinations. The Committee will make all determinations with respect to awards to Covered Employee Participants under Sections 3.1, 3.2, 3.3 and 3.4 on or before the Determination Date.

3.6	Determination of Actual Awards.

(a)
After the end of each Performance Period, the Committee will determine and certify in writing the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.

(b)
Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Covered Employee Participant, the Committee, in its sole discretion, may reduce the award payable to any Covered Employee Participant below the award which otherwise would be payable under the Payout Formula.

(c)
Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Other Participant, the Committee, in its sole discretion, may increase or reduce the award payable to any Other Participant above or below the award which otherwise would be payable under the Payout Formula. In no event shall any increase in an Award be permitted with respect to a Covered Employee Participant.

SECTION 4. PAYMENT OF AWARDS

4.1
Continued Employment. Except as otherwise determined by the Committee or as provided in Section 4.5, no Actual Award will be paid under this Plan with respect to a Performance Period to any Participant who has a Termination of Service prior to the date on which such award is paid pursuant to Section 4.3.

4.2
Form of Payment. Each Actual Award will be paid to the Participant in cash or in restricted or unrestricted Stock or units with respect to the Stock (as determined by the Committee). Any such Stock or Units would be issued under the Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan or any successor plan thereto.

4.3
Timing of Payment. Payment of each Actual Award will be made as soon as administratively feasible following the determination by the Committee pursuant to Section 3.6 of the Plan after the end of the applicable Performance Period; provided, however, that, in no event will an Actual Award be paid later than 75 days after the end of such Performance Period.

4.4
Awards Payable from Company's General Assets. Each Actual Award that may become payable under this Plan will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Actual Award other than as an unsecured general creditor of the Company.

4.5
Payment in the Event of Certain Terminations of Service. Notwithstanding the provisions of Section 4.1, in the event that the Participant is a party to an effective employment agreement with the Company or a subsidiary which provides for the payment of an annual bonus or a pro-rata portion thereof in the event of certain Terminations of Service, then the provisions of such employment agreement shall govern the payment of awards hereunder; provided that, in the case of any Covered Employee Participant, the provisions of such employment agreement are consistent with the status of the award as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 5. ADMINISTRATION

5.1	Committee is the Administrator. This Plan will be administered by the Committee.

5.2
Committee Authority. The Committee will administer this Plan in accordance with its provisions. The Committee will have full power and authority to (a) determine which Eligible Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret this Plan and any awards, (d) adopt rules for the administration, interpretation and application of this Plan as are consistent with the terms hereof, and (e) interpret, amend or revoke any such rules. The Committee may make equitable adjustment to awards to reflect the impact of extraordinary events, provided that no such adjustment shall be permitted to the extent the adjustment would result in an award continuing to constitute “qualified performance-based compensation” for purposes of Section 162(m).

5.3
Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law.

SECTION 6. AMENDMENT, TERMINATION AND DURATION

6.1
Amendment or Termination. The Committee, in its sole discretion, may amend or terminate this Plan at any time and for any reason; provided, however, that in no event will the Committee amend this Plan to the extent such amendment would cause the amounts payable under this Plan to Covered Employee Participants for a particular Performance Period to fail to qualify as "qualified performance-based compensation" for purposes of Section 162(m). The amendment or termination of this Plan will not, without the consent of a Participant, materially and adversely alter or impair any rights or obligations under any Actual Award theretofore granted to such Participant. No award may be granted during any period after termination of this Plan.

6.2
Duration of this Plan. This Plan became effective on the Effective Date, subject to approval by the stockholders of the Company at the 2012 annual meeting of the Company's stockholders. Subject to the Committee's right to terminate this Plan in accordance with Section 6.1, the Plan will terminate on the date five years after the 2012 annual meeting of the Company's stockholders (the "Termination Date"). Awards granted to Participants on or prior to the Termination Date will remain in full force and effect after the Termination Date in accordance with the terms thereof, but no new awards may be granted after the Termination Date.

SECTION 7. GENERAL PROVISIONS

7.1
Taxes. The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes. Awards under the Plan are intended to comply with or be exempt from Section 409A of the Code, and shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award and/or payment is subject to or exempt from Section 409A of the Code, it shall be awarded and/or paid in a manner that will comply with Section 409A of the Code or the applicable exemption from Section 409A, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto.

7.2
No Effect on Employment or Service. Nothing in this Plan will interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of this Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries or affiliates (or between such subsidiaries or affiliates) will not be deemed a Termination of Service. Employment with the Company is on an at-will basis only.

7.3
Participation. No Eligible Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. There is no obligation for uniformity of treatment of Eligible Employees, Participants or holders or beneficiaries of Actual Awards.

7.4
Clawback. Actual Awards under this Plan may be made subject to any incentive compensation recoupment policy of the Company in effect at the time of the making of the award or as required by applicable law, regulation or listing requirement.

7.5
Successors. All obligations of the Company under this Plan with respect to awards granted hereunder will be binding on any successor to the Company, whether any such succession is the result of a direct or indirect purchase, merger, consolidation of the Company, acquisition of all or substantially all of the business or assets of the Company, or otherwise.

7.6
Beneficiary Designations. If permitted by the Committee, a Participant under this Plan may name a beneficiary or beneficiaries to whom any Actual Award will be paid in the event of the Participant's death. In the absence of any such designation, any awards remaining unpaid at the Participant's death will be paid to the Participant's estate.

7.7
Nontransferability of Awards. No award granted under this Plan may be sold, transferred, pledged or assigned, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.8
Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.9
Requirements of Law. The granting of awards under this Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.10	Governing Law. This Plan and all awards will be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions.

7.11
Rules of Construction. Captions are provided in this Plan for convenience only, and captions will not serve as a basis for interpretation or construction hereof. Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.

APPENDIX II

DUFF & PHELPS CORPORATION
FURTHER AMENDED AND RESTATED 2007 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain the officers, employees, Non-Employee Directors and consultants of Duff & Phelps Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business and to encourage and enable them to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Committee” means the Compensation Committee of the Board or a similar committee performing the functions of the Compensation Committee and which is comprised of not less than two Non-Employee Directors who meet the independence requirements imposed by the New York Stock Exchange, who are “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
“Deferred Stock Award” means Awards granted pursuant to Section 8.
“Dividend Equivalent Right” means Awards granted pursuant to Section 10.
“DPA” means Duff & Phelps Acquisitions, LLC, a Delaware limited liability company and the entity through which the Company conducts its business.
“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee consistent with the principles of Section 409A of the Code; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ National System or a national securities exchange, the determination shall be made by reference to the closing price on such date. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on NASDAQ or on a national securities exchange, the Fair Market Value shall be the “Price to the

Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company's Initial Public Offering.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, or such other event as a result of or following which the Stock shall be publicly held.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Other Stock-Based Awards” means Awards granted pursuant to Section 9.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Other Stock-based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, DPA or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Stock Award, Deferred Stock Award or Other Stock-based Award.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.
“Restricted Stock Award” means Awards granted pursuant to Section 7.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means any Award granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company, but including DPA) in which the Company or DPA has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f), respectively, of the Code.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Committee. The Plan shall be administered by the Committee; provided, however, that any Awards granted prior to the Initial Public Offering may be made by the Board.

(b)
Powers of Committee. The Committee (or the Board prior to the Initial Public Offering) shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)
to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)
to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)
at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Board and the Committee shall be binding on all persons, including the Company and Plan grantees.

(c)
Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws, any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)
Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 17,150,000, subject to adjustment as provided in Section 3(b); provided that not more than one-half of the authorized number shall be issued in the form of Incentive Stock Options. For purposes of this limitation, each unit underlying an Other Stock-Based Award shall count as one share and the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the end of the Code Section 162(m) transition period applicable to the Company, Stock Options or Stock Appreciation Rights with respect to no more than one-half of the total number of shares of Stock authorized to be issued under this Plan (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)
Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that can be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, (v) the number of Stock Options automatically granted to Non-Employee Directors, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid distortion in the value of the Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan  resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

No adjustment shall be made under this Section 3(b) in the case of an  Option without the consent of the grantee, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option such that the Option becomes treated as “nonqualified deferred compensation” subject to Section 409A.

(c)
Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Committee reserves the right to accelerate the vesting and /or exercisability of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.
Notwithstanding anything to the contrary in Section 3(b) or this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)
Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.
SECTION 5. STOCK OPTIONS

(a)	Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, a “parent corporation” within the meaning of Section 424(e) of the Code or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(b)
Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)
Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)
Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)
Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Committee;

(ii)
Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months;

(iii)
By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure;

(iv)	By means of any cashless exercise or net exercise procedure approved by the Committee, in its sole discretion and permitted by applicable law; or

(v)	Any other form of consideration approved by the Committee and permitted by applicable law, including, but not limited to any combination of the foregoing.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f)
Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(g)
Prohibition on Repricing Stock Options. In no event may any Stock Option granted under this Plan be amended, other than pursuant to Section 3, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Stock Option with a lower exercise price, or otherwise be subject to any action that would be treated as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by the Company's shareholders.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)
Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)
Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Incentive Stock Option.
A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)
Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii)	Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

(d)
Prohibition on Repricing Stock Appreciation Rights. In no event may any Stock Appreciation Rights granted under this Plan be amended, other than pursuant to Section 3, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company's shareholders.

SECTION 7. RESTRICTED STOCK AWARDS

(a)
Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of preestablished performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b)
Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c)
Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)
Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the nontransferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.
SECTION 8. DEFERRED STOCK AWARDS

(a)
Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b)
Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c)
Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d)
Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. OTHER STOCK-BASED AWARDS

(a)
Nature of Other Stock-Based Awards. Other Stock-Based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of Stock, including without limitation: (i) convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) limited liability company interests in a Subsidiary, (iii) Awards valued by reference to book value, fair value or Subsidiary performance, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a limited liability company operating agreement or otherwise by DPA or other Subsidiary.

(b)
Calculation of Reserved Shares. For purposes of calculating the number of shares of Stock underlying an Other Stock-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a grantee receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, limited liability company capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying Other Stock-Based Awards shall be reduced accordingly by the Committee and the related shares of Stock shall be added back to the shares of Stock otherwise available for issuance under the Plan. Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible grantees to whom, and the time or times at which, Other Stock-Based Awards shall be made; the number of Other Stock-Based Awards to be granted; the price, if any, to be paid by the grantee for the acquisition of such Other Stock-Based Awards; and the restrictions and conditions applicable to such Other Stock-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-Based Awards to be held through a limited liability company, or similar “look-through” entity, and the Committee may require such limited liability company or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 9. The provisions of the grant of Other Stock-Based Awards need not be the same with respect to each grantee.

(c)
Restrictions on Transfer. Awards made pursuant to this Section 9 may be subject to transfer restrictions, with conditions and limitations as to when Other Stock-Based Awards can be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which any applicable vesting, performance or deferral period lapses to be established by the Committee at the time of grant in its sole discretion.

(d)
Dividend Equivalents. The award agreement, other award documentation in respect of an Other Stock- Based Award, or a separate agreement if required by Section 409A, may provide that the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or Dividend Equivalents with respect to the number of shares of Stock underlying the Award or other distributions from DPA prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.

(e)	Consideration. Other Stock-Based Awards granted under this Section 9 may be issued for no cash consideration.
SECTION 10. DIVIDEND EQUIVALENT RIGHTS

(a)
Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)
Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)
Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee's rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)
Performance-based Awards. Any Covered Employee providing services to the Company and who is selected by the Committee may be granted one or more Performance-based Awards in the form of a Restricted Stock Award, Deferred Stock Award or Other Stock-based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-based Award granted to a Covered Employee in a manner that would be inconsistent with the requirements of Section 162(m) of the Code. Each Performance-based Award shall comply with the provisions set forth below.

(b)
Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-based Awards to different Covered Employees.

(c)
Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee's Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)
Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is one-half of the total number of shares of Stock authorized to be issued under this Plan, as adjusted in accordance with Section 3(b).

SECTION 12. TRANSFERABILITY OF AWARDS

(a)
Transferability. Except as provided in Section 12(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)
Committee Action. Notwithstanding Section 12(a), the Committee, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)
Family Member. For purposes of Section 12(b), “family member” shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)
Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 13. TAX WITHHOLDING

(a)
Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)
Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 14. SECTION 409A COMPLIANCE.
Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a grantee's termination of employment or service with the Company will be made to such grantee unless such grantee's termination of employment or service constitutes a “separation from service” (as defined in Section 409A of the Code). For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a grantee is a “specified employee” (as defined in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such grantee shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such grantee's “separation from service” or (ii) the date of such grantee's death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 14 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such grantee in a lump sum on the 90th day, following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.
SECTION 15. TRANSFER, LEAVE OF ABSENCE, ETC.
For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)
an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. To the extent required by any applicable law or stock exchange rules, any material Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders.
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS

(a)
No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)
Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)
Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company's insider trading policy and procedures, as in effect from time to time.

(e)
Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 19. EFFECTIVE DATE OF PLAN
This Plan was initially adopted by the Board on September 10, 2007 and was approved by the stockholders on September 10, 2007. The Board approved the Plan as amended and restated on March 11, 2010, which restatement was approved by shareholders on May 6, 2010. No grants will be made under the Plan after the tenth anniversary of the Plan's restatement.
SECTION 20. GOVERNING LAW
THIS PLAN AND ALL AWARDS AND ACTIONS TAKEN THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

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If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 05, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01	Noah Gottdiener	02	Robert M. Belke	03	Peter W. Calamari	04	William R. Carapezzi	05	John A. Kritzmacher
06	Harvey M. Krueger	07	Sander M. Levy	08	Jeffrey D. Lovell	09	Gordon A. Paris		

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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DUFF & PHELPS CORPORATION
55 EAST 52ND STREET, 31ST FL
NEW YORK, NY 10055

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Noah Gottdiener	02 Robert M. Belke	03 Peter W. Calamari	04 William R. Carapezzi	05 John A. Kritzmacher
06 Harvey M. Krueger	07 Sander M. Levy	08 Jeffrey D. Lovell	09 Gordon A. Paris	

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

DUFF & PHELPS CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING - APRIL 19, 2012

Edward S. Forman and Patrick M. Puzzuoli, each singly with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Duff & Phelps Corporation to be held on Thursday, April 19, 2012 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 4 with respect to any executed proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting with respect to any executed proxy.

Continued and to be signed on reverse side

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